Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 20, 2013

BY AND AMONG

DYNAMICS RESEARCH CORPORATION,

ENGILITY CORPORATION,

AND

ENGILITY SOLUTIONS, INC.

i

TABLE OF CONTENTS

(cont.)

ii

TABLE OF CONTENTS

(cont.)

Exhibit A     Definitions

Exhibit B     Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2013 (this “Agreement”) is by and among Engility Corporation, a Delaware corporation (“Parent”), Engility Solutions, Inc., a Massachusetts corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dynamics Research Corporation, a Massachusetts corporation (the “Company”).

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a cash tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) at a price per share equal to $11.50, subject to applicable Tax withholding, net to the seller in cash (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”);

WHEREAS, subject to the terms and conditions of this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”), pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price, except for shares of Company Common Stock to be canceled pursuant to Article 4 hereof;

WHEREAS, the Board of Directors of the Company (the “Company Board”), has unanimously (i) declared that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interest of the Company and its shareholders, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement, and the consummation of the Offer, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) in accordance with this Agreement and in accordance with the provisions of the Massachusetts Business Corporation Act (as amended, the “MBCA”), (iii) subject to the terms and conditions of this Agreement, directed that this Agreement be submitted to the holders of Company Common Stock, to the extent required by applicable law, (iv) subject to the terms and conditions of this Agreement, recommended that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, to the extent required by applicable law, approve the Merger and this Agreement and (v) subject to the terms and conditions of this Agreement approved the issuance of the Top-Up Option and authorized the issuance of the Top-Up Option Shares thereunder;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have (i) declared it advisable to enter into this Agreement and (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain directors and executive officers of the Company have entered into Tender and Voting Agreements with Parent (the “Voting Agreements”) providing that such directors and officers of the Company have, among other things, agreed to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer and (ii) support the Merger and other Transactions, each on the terms and subject to the conditions set forth in the Voting Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition of Parent’s willingness to enter into this Agreement, the Company has entered into an amendment to the Amended and Restated Rights Agreement, dated as of July 23, 2008, by and between the Company and

American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”) to make the Rights Agreement inapplicable to this Agreement and the Transactions (including, without limitation, the Merger, the Offer, the Voting Agreements and the Top-Up Option);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions contemplated hereby and to prescribe certain conditions to the Offer and the Merger; and

WHEREAS, definitions of capitalized terms used in this Agreement but not otherwise defined herein are set forth in Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

1.1 The Offer.

(a) Subject to the conditions of this Agreement, as promptly as practicable (but in no event later than ten (10) Business Days after the date of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Exhibit B (the “Offer Conditions”). The initial expiration date of the Offer (the “Initial Expiration Date”) shall be midnight (New York City time) on the twentieth (20th) Business Day following commencement of the Offer (determined using Rule 14d-1(g)(3) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)). Merger Sub expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer, except that, without the written consent of the Company, Merger Sub shall not (A) reduce the number of shares of the Company Common Stock subject to the Offer, (B) reduce the Offer Price except in accordance with Section 1.1(e), (C) waive or amend the Minimum Tender Condition, add to the Offer Conditions or modify any Offer Condition in any manner adverse to the holders of the Company Common Stock, (D) except as otherwise provided in this Section 1.1(a), extend the Offer, (E) change the form of consideration payable in the Offer or (F) otherwise amend the Offer in any manner adverse to the holders of the Company Common Stock. Notwithstanding the foregoing, Merger Sub shall extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, but not beyond the Outside Date. In addition, if at the otherwise scheduled expiration date of the Offer any Offer Condition is not satisfied (or to the extent permitted hereby, waived) and until such time as such conditions are satisfied, Merger Sub may, in its sole discretion, without the consent of the Company, or if requested by the Company, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for one (1) or more occasions, in consecutive increments between two (2) and ten (10) Business Days each, with the length of such period to be determined by Merger Sub or, in the event such extension is requested by the Company, such period between two (2) and (10) Business Days as the Company requests (or in any event such other period as the parties hereto may agree) (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”); provided, however, that Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, extend the Offer beyond the earliest to occur of (i) the valid termination of this

Agreement in accordance with Article 9 and (ii) the Outside Date. Merger Sub may, in its sole discretion, make available one (1) or more “subsequent offering periods”, in accordance with Rule 14d-11 under the Exchange Act, of not less than three (3) Business Days and not more than twenty (20) Business Days in the aggregate for all subsequent offering periods. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of Tax pursuant to Section 4.2(f)) all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer.

(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”). Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of the Company Common Stock as and to the extent required by the Exchange Act. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents or reasonably requested by Parent and Merger Sub for inclusion therein. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein; and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and the Offer Documents, as so amended or supplemented, to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Merger Sub shall provide the Company and its counsel copies of any written comments, and shall inform the Company and its counsel of any oral comments or discussions, that Parent, Merger Sub or their counsel may receive from or engage with the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or the commencement or occurrence of any such discussions. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company or its counsel.

(c) Subject to the terms and the conditions of the Offer and this Agreement, and the satisfaction (or, if permitted to be waived by Parent and Merger, the waiver by Parent and Merger Sub) of the Offer Conditions, (i) as soon as practicable after the applicable Expiration Date, Merger Sub shall accept for payment and promptly (and in any event within three (3) business days (as determined using Rule 14d-1(g)(3) under the Exchange Act) after such acceptance) pay for, and Parent shall cause Merger Sub to accept for payment and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer (the time of such acceptance for payment, the “Acceptance Time,” and the time of such payment, the “Offer Closing”), or (ii) in the case of any shares of Company Common Stock tendered during any subsequent offering period, Merger Sub shall immediately accept for payment and promptly (and in any event within three (3) business days (as determined using Rule 14d-1(g)(3) under the Exchange Act)) pay for, and Parent shall cause Merger Sub to accept for payment and pay for, all such shares of Company Common Stock validly tendered during such period.

(d) (i) If at any then-scheduled expiration of the Offer, any Offer Condition shall not have been satisfied or waived and no further extension or re-extensions of the Offer are required pursuant to Section 1.1(a), Merger Sub may irrevocably and unconditionally terminate the Offer upon delivery of a written notice to the Company, and (ii) if this Agreement is terminated pursuant to Article 9, then Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Article 9, (i) Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of the Company Common Stock to the registered holders thereof and (ii) any “standstill” or similar covenant in the Confidentiality Agreement previously waived by the Company shall, without any further action by the Company, be automatically reinstated and be deemed to be in full force and effect.

(e) If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period but excluding any change that results from any exercise of Company Stock Options that are outstanding as of the date hereof), the Per Share Merger Consideration, Offer Price and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

(f) For purposes of this Agreement and the Offer (including the exercise of the Top-Up Option), unless otherwise mutually agreed to by the Company and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.

1.2 Company Actions.

(a) The Company hereby consents to and approves of the Offer, the Top-Up Option, the Merger and the other Transactions and to the inclusion in the Offer Documents of the Company Board Recommendation (subject only to the Company’s right to make an Adverse Company Recommendation Change in accordance with the provisions of Section 7.4(d)) and of references to and all other material disclosures relating to the Company Financial Advisor and the Fairness Opinion.

(b) Subject to Section 7.4, the Company shall file with the SEC, as promptly as practicable on or after the date of the filing by Parent of the initial Offer Documents (and in any event by January 30, 2014), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing the Company Board Recommendation referred to in Section 5.4(d), and shall mail the Schedule 14D-9 to the holders of the Company Common Stock (concurrently with the Offer Documents). The Company shall include in the Schedule 14D-9 the Company Board Recommendation and the Fairness Opinion. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9 or reasonably requested by the Company for inclusion therein. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel copies of any written comments and shall inform Parent and its counsel of any oral comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel.

(c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly (but in any event not later than three (3) Business Days following the date hereof) with mailing labels containing the names and addresses of the record holders of the Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all updated lists of shareholders, security position listings, computer files and all other information in the Company’s possession or control as Parent may reasonably request regarding the beneficial owners of the Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request of the Company, return to the Company or destroy all copies of such information then in their possession or control.

(d) During the five (5) Business Days before the then-scheduled Expiration Date (as may be extended pursuant to the terms of this Agreement) or the then-scheduled expiration date of any subsequent offering period and on the first (1st) Business Day following the Expiration Date (as may be extended pursuant to the terms of this Agreement) or the expiration date of any subsequent offering period, promptly following the request of Parent or Merger Sub, the Company shall certify to Parent and Merger Sub in writing as to (i) the number of shares of Company Common Stock then outstanding (including Company Restricted Shares), (ii) the number of Company Restricted Shares then outstanding, (iii) the number of shares of Company Common Stock issuable in respect of Company Stock Options then outstanding, (iv) the Company’s computation of the number of Fully Diluted Shares then outstanding, with supporting detail, (vii) the number of shares of Company Common Stock authorized and available for issuance and sale by the Company to Merger Sub in connection with an exercise of the Top-Up Option and (viii) any other information in the possession of the Company as may be reasonably requested by Parent or Merger Sub in order to enable Parent and Merger Sub to determine whether or not the Minimum Tender Condition has been or would be satisfied.

1.3 Top-Up Option.

(a) Subject to Section 1.3(b) and Section 1.3(c), the Company hereby issues to Merger Sub an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the provisions hereof, to purchase from the Company that number of shares of the Company Common Stock equal to the number of shares of the Company Common Stock that, when added to the number of shares of the Company Common Stock owned by Parent, Merger Sub or any other Subsidiary of Parent at the time of exercise of the Top-Up Option, constitutes at least one share of the Company Common Stock more than 90% of the Fully Diluted Shares at such date, assuming the issuance of all shares of the Company Common Stock to be issued upon exercise of the Top-Up Option (such shares of the Company Common Stock to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b) The Top-Up Option shall be exercised by Merger Sub during the two-Business Day period following the time at which shares of the Company Common Stock are first accepted pursuant to the Offer, or if any subsequent offering period is provided, during the two-Business Day period following the expiration date of such subsequent offering period; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable (i) to the extent that the number of shares of the Company Common Stock issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of the Company Common Stock that are not reserved or otherwise committed to be issued at the time of the exercise of the Top-Up Option, (ii) if any law then in effect shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares, and (iii) unless Parent or Merger Sub has accepted for payment all shares of the Company Common Stock validly tendered in the Offer and not withdrawn. The Top-Up Option shall terminate upon the earlier to occur of (x) the Effective Time and (y) termination of this Agreement in accordance with Article 9. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Sub, at its election, either (A) entirely in cash or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall be full recourse against Parent and Merger Sub, shall bear interest at the rate of three percent (3%) per annum, shall mature on the first (1st) anniversary of the date of execution and delivery of such promissory note and may be prepaid, in whole or in part, at any time without premium or penalty and shall have no other material terms. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may be exercised only once and shall not be assigned by Merger Sub. Any attempted assignment in violation of this Section 1.3(b) shall be null and void.

(c) In the event that Merger Sub shall exercise the Top-Up Option, Merger Sub shall deliver to the Company written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Sub intends to pay the applicable purchase price pursuant to Section 1.3(b) and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that, promptly following such exercise of the Top-Up Option, Merger Sub shall consummate the Merger in accordance with Section 11.05 of the MBCA as contemplated by Section 7.6(b). At the closing of the purchase of the Top-Up Shares, Parent and Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Sub the Top-Up Shares. At the closing of the purchase of the Top-Up Shares, the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 10.2, and if not so consummated on such day, as promptly thereafter as possible. The parties hereto further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with the MBCA as contemplated by Section 7.6(b), subject to applicable law, as close in time as possible after (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares. Parent, Merger Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Shares is accomplished in a manner consistent with all applicable laws.

(d) Parent and Merger Sub understand that the Top-Up Shares will not be registered under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents and warrants to the Company that Merger Sub will be upon any exercise of the Top-Up Option an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. With respect to the Top-Up Option and the issuance of the Top-Up Shares, each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.

(e) Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company agree and acknowledge that, in any appraisal proceeding under Part 13 of the MBCA with respect to Dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or promissory note delivered by Merger Sub to the Company in payment for such Top-Up Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Part 13 of the MBCA.

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the MBCA, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter referred to as the “Surviving Corporation”), and upon the effectiveness of the Merger, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article 3.

2.2 Effective Time of the Merger. Subject to the terms and conditions hereof, as soon as practicable following the Closing on the Closing Date, the Company and Parent will cause articles of merger (the “Articles of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the Commonwealth of Massachusetts as provided in Section 11.06 of the MBCA and shall take all such reasonable further actions as may be required by law to make the Merger effective. The Merger shall become effective at the time when the Articles of Merger has been duly filed with the office of the Secretary of State of the Commonwealth of Massachusetts or at such later date and time as Parent and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

2.3 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than 10:00 a.m. on the date that is the third (3rd) Business Day following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 8 (other than those conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, unless another place is agreed to in writing by the parties hereto. The date on which the Closing actually takes place shall be referred to herein as the “Closing Date”.

2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 11.07 of the MBCA with respect to the merger of domestic corporations.

2.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company agrees that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE 3

THE SURVIVING CORPORATION

3.1 Articles of Organization. The articles of organization of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation after the Effective Time, until thereafter amended in accordance with its terms and as provided in the MBCA.

3.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by the articles of organization of the Surviving Corporation and the MBCA.

3.3 Directors and Officers. The directors of Merger Sub and officers of the Company in office immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. Immediately prior to the Effective Time, the directors of the Company shall resign.

ARTICLE 4

EFFECT OF THE MERGER

4.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any stock or other equity ownership interest of the Company, Parent or Merger Sub:

(a) Each share (each, a “Share” and collectively, the “Shares”) of the Company Common Stock outstanding immediately prior to the Effective Time (except as otherwise provided in Section 4.1(b) and Shares (“Dissenting Shares”) that are, as of immediately prior to the Effective Time, owned by shareholders (“Dissenting Shareholders”) entitled to appraisal rights and to obtain payment of the fair value of their Shares and who have perfected and not withdrawn a demand for or otherwise lost their right to appraisal pursuant to Part 13 of the MBCA with respect to such Shares) shall be converted into the right to receive the Offer Price, in cash and without interest (the “Per Share Merger Consideration”). All such Shares, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Shares) evidencing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration therefor, subject to applicable withholding tax, upon the surrender of such certificate in accordance with Section 4.2.

(b) Each Share held by the Company in treasury or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company, if any, immediately prior to the Effective Time (including as a result of an exercise of the Top-Up Option by Merger Sub) shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole shareholder of Merger Sub, each issued and outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

4.2 Exchange of Certificates and Merger Consideration.

(a) At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of Shares, the cash required to make payments in respect of the Merger consideration as required by this Article 4 (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will, pursuant to irrevocable instructions, deliver the cash payments contemplated to be issued pursuant to Section 4.1 out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of outstanding Shares immediately prior to the Effective Time, and whose Shares were converted into the right to receive the applicable Per Share Merger Consideration pursuant to Section 4.1, (i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration for each Share evidenced thereby. Except as provided in Section 4.1(b), upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent shall reasonably require (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement), the holder of such Certificates (or uncertificated Shares, as the case may be) shall be entitled to receive the Per Share Merger Consideration for each Share formerly evidenced thereby, in accordance with Section 4.1, and the Certificates so surrendered shall be canceled. Until surrendered as provided in this Section 4.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration for each Share evidenced thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Certificate.

(c) All Merger consideration paid upon exchange of the Shares in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares so exchanged.

(d) Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six (6) months after the Effective Time will be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article 4 will thereafter look only to Parent for payments in respect of the applicable Merger consideration payable pursuant to this

Agreement. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates (or instruments for the Company Restricted Shares) shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any of the Merger consideration would otherwise escheat or become the property of any Governmental Entity), any amounts payable in respect thereof, to the extent permitted by law, shall become the property of Parent, free and clear of all claims or interest on any person previously entitled thereto.

(f) Each of the Surviving Corporation, Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be. Any amounts deducted and withheld from the consideration otherwise payable pursuant to this Agreement shall be remitted by Parent, the Surviving Corporation or the Exchange Agent to the appropriate Governmental Entity on a timely basis.

(g) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger consideration payable with respect to the Shares evidenced by such Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the Shares for purposes of this Section 4.2.

(h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent or Merger Sub. Any interest and other income resulting from such investments shall be paid to, or as directed by, Parent or Merger Sub. In no event, however, shall such investment or any such payment of interest or income delay the receipt by holders of Certificates of the Merger consideration, or otherwise impair such holders’ rights hereunder.

(i) Any portion of the aggregate Merger consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

4.3 Stock Transfer Books. At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except for the right to receive the Merger consideration pursuant to Section 4.1, without interest. All cash paid upon the surrender of the Certificates in accordance with this Article 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly evidenced by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made, other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly evidencing Shares are presented to the Surviving Corporation, they shall be canceled and, except as provided in Section 4.1(b), exchanged for the Merger consideration in accordance with this Article 4.

4.4 Treatment of Company Stock-Based Securities.

(a) The Company shall take all actions necessary or appropriate to provide that each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under any stock option plan, program or agreement to which the Company or any of its subsidiaries is a party (the “Company Stock Option Plans”) which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled as of the Effective Time and the holder thereof shall be entitled only to the right to receive, without any interest thereon, an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Per Share Merger Consideration over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option. Such cash payment shall be subject to and reduced by all applicable Taxes to be withheld in respect of such payment. The surrender of a Company Stock Option in exchange for the consideration contemplated by this Section 4.4(a) shall be deemed a release of any and all rights the holder had or may have had in respect thereof; provided, that for any Company Stock Option where no payment is required to be made under this Section 4.4(a) because such payment amount would be equal to or less than zero, such Company Stock Option will be cancelled and terminated at the Effective Time without any exercise thereof and no payment shall be made with respect thereto.

(b) Parent and Merger Sub acknowledge that all outstanding restricted stock awards (the “Company Restricted Shares”) shall automatically become fully vested and free of any forfeiture restrictions at the Effective Time, and the Company will take all necessary or appropriate action, including obtaining any required consents or amendments to the Company’s equity incentive plans or award agreements, to permit holders of outstanding Company Restricted Shares to be treated in the Merger on the same terms and conditions as all other holders of unrestricted Shares.

(c) Simultaneously with the consummation of the Merger, Merger Sub shall pay to the Company an amount in cash equal to the aggregate amount of consideration to be paid by holders of Company Stock Options pursuant to this Section 4.4, and the Surviving Corporation shall cause such consideration to be paid to such holders as promptly as practicable following the Closing.

(d) The Company shall take all steps reasonably required to cause the transactions contemplated by this Section 4.4, including any disposition of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual who is or will become a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act.

(e) The Company shall take all actions necessary to provide that, upon the Effective Time, (i) the Company Stock Option Plans, and any similar plan, program or agreement of the Company pursuant to which Company Securities may be granted or issued shall be terminated, and (ii) no Person shall have any right under or with respect to the Company Stock Options, the Company Restricted Shares or any other plan, program or arrangement with respect to equity securities of the Company or any Subsidiary thereof, except the right to receive the amounts payable under this Section 4.4, if any. Without limiting the foregoing, the Company shall instruct its stock transfer agent, promptly after the Effective Time (and in any event no later than on the first (1st) Business Day after the Effective Time occurs), to remove all Company Restricted Shares from the Company’s stock ledger.

The Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Stock Option and each Person in whose name the Company holds any Company Restricted Shares describing the treatment of such Company Stock Option or Company Restricted Share, as applicable, in accordance with this Section 4.4.

4.5 Dissenting Shares . No Person who, prior to the Effective Time, is entitled to appraisal rights and to obtain payment of the fair value of his shares and who has perfected appraisal rights and a right to obtain payment of the fair value of his shares pursuant to Part 13 of the MBCA with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn (in accordance with Section 13.23(b) of the MBCA) or otherwise lost such Person’s right to appraisal pursuant to the MBCA with respect to such Dissenting Shares. Unless and until a Dissenting Shareholder shall have effectively so withdrawn or lost such Dissenting Shareholder’s right to appraisal pursuant to the MBCA with respect to such Dissenting Shares, such Dissenting Shareholder shall be entitled to receive only the payment provided by Section 13.24, Section 13.25, Section 13.26 or Section 13.30 (as applicable) of the MBCA with respect to such Dissenting Shares. From and after the Effective Time, Dissenting Shareholders shall not be entitled to vote for any purpose or receive any dividends or distributions, other than pursuant to Part 13 of the MBCA. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to Company shareholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal and payment by Company shareholders under Part 13 of the MBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in (i) the Company SEC Documents filed since January 1, 2012 (other than (x) any disclosure contained or referenced therein under the captions or otherwise identified as “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein that are predictive, cautionary or forward looking in nature and (y) any exhibits, schedules or documents appended thereto), and prior to the date of this Agreement (it being agreed that any matter disclosed in a Company SEC Document shall be deemed to be disclosed only to the extent it is reasonably apparent on the face of such disclosure that it is applicable to a specific section of the Company Disclosure Schedule), or (ii) the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which schedule sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to or qualify each other section or subsection of this Agreement to which its relevance is reasonably apparent on the face of such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or could have, a Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub:

5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, accurate and complete copies of the Company’s Articles of Organization and Bylaws, in each case as in effect on the date of this Agreement, have heretofore been made available to Parent. The Company is not in violation of any of the provisions of the Company’s Articles of Organization or Bylaws.

5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 35,000,000 shares, of which 30,000,000 shares are designated Company Common Stock and 5,000,000 shares are designated preferred stock, par value $0.10 per share (the “Preferred Stock”). As of December 19, 2013, 10,521,836 shares of Company Common Stock and no shares of Preferred Stock, were issued and outstanding. All of such issued and outstanding shares have been duly authorized, are validly issued and are fully paid and nonassessable. No issued and outstanding shares of the Company’s capital stock are subject to, or were issued in violation of, any purchase option, call option, right of first refusal, preemptive right, redemption right, repurchase right, subscription right or any similar right under any provision of the MBCA, the Company’s Articles of Organization, the Company’s Bylaws or any Contract, agreement, instrument or understanding affecting the Company Securities.

(b) Except for the Top-Up Option Shares and as enumerated in this Section 5.2 or Sections 5.2(b) and 5.2(c) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding, or any outstanding agreements, instruments or understandings obligating the Company to issue, sell or deliver (or cause to be issued, sold or delivered) any, (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, or other ownership interests in or any securities convertible into or exchangeable for capital stock or other ownership interests in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of any capital stock of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any of the Company Securities. Section 5.2(b) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock issuable, as of the date of this Agreement, upon (i) the exercise of outstanding Company Stock Options (including an indication of the number of such Company Stock Options exercisable on the date of this Agreement) and (ii) the vesting of outstanding Company Restricted Shares. All shares of Company Common Stock issuable upon exercise of Company Stock Options or other Company Securities have been duly reserved for issuance by the Company, and upon issuance of such shares of Company Common Stock in accordance with the terms of the applicable Company Plan or other arrangement, will be duly authorized, validly issued and fully paid and non-assessable and will not be subject to any preemptive right, redemption right, repurchase right, subscription right or any similar right under any provision of the MBCA, the Company’s Articles of Organization, the Company’s Bylaws or any Contract, agreement, instrument or understanding affecting the Company Securities.

(c) Section 5.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of two (2) Business Days before signing, of all record holders of outstanding Company Securities, indicating with respect to each of the Company Securities, (i) the number of shares of

Company Common Stock subject to such Company Securities (whether by exercise, conversion or vesting), held by each such record holder, (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Securities, (iii) the applicable vesting schedule, and the extent to which such Company Security is vested and exercisable, as applicable, (iv) with respect to Company Stock Options, whether such Company Stock Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option, (v) whether the vesting of such Company Security, as applicable, would be accelerated, in whole or in part, as a result of the Transactions, alone or in combination with any termination of employment or other event, and (vi) whether the vesting of such Company Security, as applicable, would be accelerated, in whole or in part, as a result of any termination of employment. The Company has made available to Parent accurate and complete copies of all agreements evidencing Company Securities (and all relevant Company Plans), in each case as in effect on the date of this Agreement, including all amendments thereto.

(d) As of the date of this Agreement, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any Company Subsidiary Securities.

(e) The Company’s rescission offer for up to 86,458 shares of Common Company Stock issued pursuant to the Company’s 2000 Employee Stock Purchase Plan (“ESPP”) registered on Form S-1 (Registration No. 333-185220) complied in all material respects with all applicable federal and state securities laws. The Company Balance Sheet accurately reflects all liabilities required by GAAP to be included on such Company Balance Sheet associated with the issuance of all shares Company Common Stock pursuant to the ESPP that were sold without registration or an applicable exemption under all applicable federal and state securities laws.

(f) Section 5.2(f) of the Company Disclosure Schedule sets forth all outstanding liabilities for indebtedness for borrowed money as of the date of this Agreement (except to the extent another date is set forth on Section 5.2(f) of the Company Disclosure Schedule) (including any outstanding principal, premium, accrued and unpaid interest, prepayment penalties and any outstanding letters of credit and any guarantees thereof by the Company and its Subsidiaries.

5.3 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or limited liability powers to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company, and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than its Subsidiaries, neither the Company nor any of the Subsidiaries beneficially owns or controls, directly or indirectly, five percent (5%) or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated. Section 5.3(a) of the Company Disclosure Schedule identifies all Subsidiaries of the Company and their respective jurisdictions of organization. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws or similar organizational documents for each Subsidiary, as currently in effect. No Subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation and bylaws or similar organizational documents, as currently in effect.

(b) All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or indirectly, free and clear of any Lien, other than Liens expressly specified in the organizational documents of each Subsidiary and restrictions imposed under the Securities Act. Other than the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company that is owned by the Company, directly or indirectly through one or more Subsidiaries, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or ownership interests in, any Subsidiary of the Company or (iv) restricted shares, stock appreciation rights, performance units, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of any capital stock of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

5.4 Authority; Non-Contravention; Approval.

(a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval and the Required Statutory Approvals, to consummate the Transactions. No other corporate actions on the part of the Company are necessary to authorize this Agreement or the Transactions (including the granting of the Top-Up Option), subject, in the case of the Merger, to receipt of the Company Shareholder Approval if required by applicable law. The Company has duly executed and delivered this Agreement and the amendments to the Rights Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement and the amendments to the Rights Agreement constitute valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by the Company or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, or (viii) give rise to any obligation to obtain any Third Party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters, bylaws or similar governing documents of the Company or any of its Subsidiaries, (B) any law, Permit or license of any court or Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than the Required Statutory Approvals, or (C) any Permit or Material Contract, except, with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No declaration, filing or registration with, or notice to, or authorization, Permit, consent or approval of, any Governmental Entity is necessary with respect to the Company or any of its Subsidiaries for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions except for (i) (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws or the rules and regulations of the Nasdaq Global Market (“Nasdaq”), (B) the Required Statutory Approvals, (C) the filing with the SEC of (1) the Offer Documents and Schedule 14D-9, (2) if required under applicable law, the proxy statement relating to any Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other written communications that may be deemed “soliciting materials” under Rule 14a-12 under the Exchange Act and (3) any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer or (D) the filing of the appropriate Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts as required by the MBCA, or (ii) where the failure to make such declarations, filings, registrations or notifications or to obtain such authorizations or consents would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company Board, at a meeting duly called and held, has unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of this Agreement, the Offer, the Merger and the other Transactions are fair to and in the best interests of the shareholders of the Company, (iii) authorizing and approving the Top-Up Option and the issuance of newly issued shares of Company Common Stock pursuant to the exercise thereof in accordance with the terms of this Agreement, (iv) subject to Section 7.4(d), recommending that the holders of the Company Common Stock accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer and (v) recommending that the Company’s shareholders adopt this Agreement, if required by applicable law or exchange rule (such recommendations set forth in clauses (iv) and (v), collectively, the “Company Board Recommendation”). No “control share acquisition”, “fair price”, “moratorium” or other state takeover statute or similar law applies or purports to apply with respect to this Agreement, the Offer, the Merger or any other Transaction. The Company Board has taken such action as required to render Section 6A of the Company’s Articles of Organization inapplicable to this Agreement, the Offer, the Merger, the Voting Agreements or any other Transaction.

(e) The affirmative vote of the holders of a two-thirds majority of the total voting power of the outstanding Shares (the “Company Shareholder Approval”), if necessary, is the only vote of the holders of any Company equity securities necessary to approve the Merger.

5.5 SEC Matters.

(a) The Company has timely filed with or otherwise furnished to the SEC, within the time periods or extensions thereof prescribed under the Securities Act or the Exchange Act, as applicable, all forms, reports, proxy statements, schedules, statements, prospectuses, registration statements and other documents required to be filed or furnished by it with the SEC since January 1, 2010 (collectively, the “Company SEC Documents”). None of the Company SEC Documents is the subject of an outstanding SEC comment letter or outstanding SEC investigation as of the date hereof. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Company SEC Documents (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, cash flows, comprehensive income and shareholders’ equity included in the Company SEC Documents (including any related notes and schedules) fairly presented in all material respects the results of operations, cash flows or changes in shareholders’ equity or comprehensive income, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, and were prepared in each case in accordance with GAAP consistently applied during the periods involved, except, as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments. The principal executive officer of the Company and the principal financial officer of the Company have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents that were required to be accompanied by such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b) The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, and (ii) such information is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer, or individuals performing similar functions, as appropriate to allow timely decisions regarding required disclosure. The Company’s internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No significant deficiency, material weakness or fraud (with respect to fraud, whether or not material), that involves management or other employees was identified in management’s assessment of internal controls as of December 31, 2012 or has otherwise been disclosed to the Company’s management or Board of Directors (or committee thereof) between such date and the date of this Agreement.

(c) Since January 1, 2011, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any auditor, accountant or Representative of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no Person, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(d) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

5.6 Absence of Undisclosed Liabilities . Except (a) as and to the extent disclosed or reserved against on the balance sheet of the Company as of September 30, 2013 (the “Company Balance Sheet”)

included in the Company SEC Documents, (b) as incurred after September 30, 2013 in the ordinary course of business and, if incurred after the date of this Agreement, not prohibited by this Agreement, (c) such liabilities that have been discharged or paid in full prior to the date of this Agreement, or (d) as incurred and contemplated pursuant to this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whether or not required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto other than those that would not reasonably be expected to exceed, individually and in the aggregate, $500,000. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any balance sheet partnership or joint venture (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

5.7 Absence of Certain Changes or Events. Since September 30, 2013, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (ii) neither the Company nor any of its Subsidiaries has suffered any damage, destruction or loss of real property or material personal property (whether or not covered by insurance), (iii) there has not been any event, condition, change, occurrence, development, effect or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; and (iv) there has not been any action by the Company or any of its Subsidiaries that, if it had been taken or occurred after the date of this Agreement and prior to the Effective Time without Parent’s consent, would constitute a material breach of any of the covenants set forth in Sections 7.2(a), (b), (c)(ii), (c)(iv), (c)(v) (except with respect to leasehold improvements), (c)(vii), (d), (e), (f), (g), (i)(vi), (j), (m), (n), (p), (q), (r) or (t).

5.8 Litigation. There are no (i) Actions pending against the Company, any of its Subsidiaries or any of their respective directors or officers (in their capacities as directors or officers), or (ii) to the knowledge of the Company, threatened Actions against the Company, any of its Subsidiaries or any of their respective directors or officers (in their capacities as directors or officers), in each case which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of their respective directors or officers is (in their capacities as directors or officers), or has been at any time during the last two (2) years, subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The parties acknowledge and agree that, for all purposes of this Agreement, no party makes any representation or warranty regarding the effect of the antitrust laws on such party’s ability to execute, deliver or perform its obligations under this Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust law with respect to the consummation of the Merger.

5.9 No Violation of Law. The Company and each of its Subsidiaries are and, at all times during the last three (3) years, have been in compliance with all laws applicable to their businesses, operations, properties or assets, except for instances of noncompliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. During the last three (3) years, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral communication from any Governmental Entity that (i) alleges that the Company or any of its Subsidiaries is not in material compliance with, or is subject to any material liability under, any law, or (ii) notifies the Company or any of its Subsidiaries that any Permit will be terminated or materially modified or of any facts or circumstances reasonably likely to result in the termination or material modification of any Permit.

5.10 Permits. The Company and its Subsidiaries have all registrations, franchises, permits, licenses, approvals and authorizations (collectively, “Permits”) of all Governmental Entities required by the Company and its Subsidiaries to own and operate their respective assets and carry on their respective businesses as currently conducted, except where the failure to obtain, have and maintain such Permits, or the suspension or cancellation of any of such Permits would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries is, and at all times during the past three (3) years has been, in compliance with all such Permits, except for any failures to be in compliance that have not had and would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11 Compliance with Agreements. Neither the Company nor any of its Subsidiaries is, or at any time since January 1, 2010, has been in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a Third Party, has resulted or would reasonably be expected to result in a default under, any Material Contract, except for such breach, violation, default or event that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, and since January 1, 2010 the Company has not received any written notice of any such breach, violation, default or event. To the knowledge of the Company, there exists no breach, violation, default in performance or obligation by any other party to any Material Contract, except for such breach, violation or default that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

5.12 Taxes.

(a) The Company and its Subsidiaries have (i) duly filed with the appropriate Governmental Entities all material Tax Returns required to be filed, and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending on or prior to December 31, 2012 and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other Third Party. No material written claim has been made in the last three (3) years by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in each of the Company SEC Documents are adequate to cover all material Taxes of the Company and its Subsidiaries for all periods ending at or prior to the date of such balance sheet, and there are no material Liens for Taxes upon any property or asset of either of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due. No material audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed. Neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. The Company has made available to (i) Parent correct and complete copies of all federal income Tax Returns filed prior to the date of this Agreement for the years 2010 through 2012 and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods during the years 2010 through 2012. Neither the Company nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending before any Governmental Entity. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with or, pursuant to Treasury Regulation

Section 1.1502-6 or as a transferee or successor or by contract or otherwise, is liable for the Taxes of, any entity that is not, directly or indirectly, the Company or a wholly owned Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. During the five (5)-year period described in Section 897(c)(1), the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the Transactions, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G or (ii) any amount that will not be fully deductible as a result of Code Section 162(m). Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.

(b) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period ending after the Effective Time as a result of any (i) election by the Company or any of its Subsidiaries under Section 108(i) of the Code; (ii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of federal, state, local or foreign law); or (iii) any “closing agreement” as described in Section 7121 of the Code (or any analogous provision of federal, state, local or foreign law) executed on or prior to the Effective Time.

5.13 Employee Benefit Plans; ERISA.

(a) Section 5.13(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, (i) each plan, program, arrangement, practice and policy, whether formal or informal, funded or unfunded, written or oral, under which any current or former officer, employee or director of the Company or a Subsidiary of the Company has any right to employment, to purchase or receive any stock or other securities of the Company or a Subsidiary of the Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever (including, but not limited to, plans, programs, arrangements, practices and policies relating to bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retention, employment, consulting, retirement, vacation, severance, disability, death benefit, hospitalization, medical and other welfare, supplemental unemployment benefits, and fringe benefits) in any amount or under which the Company or a Subsidiary of the Company has any liability, and (ii) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Company or a Subsidiary has any liability (subsections (i) and (ii), collectively, the “Company Plans”). Section 5.13(a) of the Company Disclosure Schedule identifies the Company Plans pursuant to which Company Stock Options or other Company Securities may be granted.

(b) The Company has made available to Parent (i) a current, complete and accurate copy of each Company Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and an accurate written summary of each Company Plan which is not set forth in writing, (ii) a copy of the three most recent Annual Reports (Form 5500) and all related exhibits and reports for each Company Plan which is subject to ERISA, (iii) a copy of the most recent summary plan description for each Company Plan which is subject to ERISA (iv) for each Company Plan that is funded through a trust or any Third Party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto), (v) all actuarial reports, (vi) all material correspondence in the past five (5) years with the Internal Revenue Service, Department of Labor and the Pension Benefit Guaranty Corporation regarding any Company Plan, and (vii) with respect to each Company Plan subject to Title IV of ERISA, a copy of the three most recent Form PBGC-1 reports.

(c) No Company Plan is (i) subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 414(f) of the Code, (iii) a multiple employer plan described in Section 413(c) of the Code or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate of the Company has maintained, contributed to, or been required to contribute to any plan described in clauses (i), (ii), (iii) or (iv) above within the last six (6) years. Neither the Company nor any Subsidiary of the Company has any material liability under Title IV of ERISA.

(d) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service, has pending an application for such a determination letter from the Internal Revenue Service or is entitled to rely on a prototype plan opinion letter. The Company has provided to Parent a copy of the most recent Internal Revenue Service favorable determination or opinion letter with respect to each such Company Plan or a copy of the application to the Internal Revenue Service, as applicable, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Plan.

(e) Each Company Plan has been established, maintained and administered in material compliance with its terms and with the requirements prescribed by any and all laws, including but not limited to ERISA and the Code. Neither the Company, any ERISA Affiliate of the Company, nor, to the knowledge of Company, any other Person, has engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject the Company or the Parent or their Subsidiaries to any Taxes or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

(f) Except as set forth on Section 5.13(f) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

(g) There are no pending or, to the knowledge of the Company, threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company, has been proposed with respect to any Company Plan. With respect to any Company Plan, the Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

(h) None of the Company Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in

Section 4980B(g) of the Code and Section 607 of ERISA. The Company and its Subsidiaries have complied in all material respects with the continuation coverage provisions of COBRA and any applicable law mandating health insurance continuation coverage for employees.

(i) Neither the Company nor any ERISA Affiliate of the Company has used the services or workers provided by Third Party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Company Plans or the imposition of penalties or excise taxes with respect to any of the Company Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(j) Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is in written compliance and has been operated in compliance with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto. Each Company Stock Option, stock appreciation right, or other similar right to acquire common stock of the Company or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (i) has an exercise price that is not less than the fair market value of the underlying equity as of the date such Option, stock appreciation right or other similar right was granted, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A of the Code and the proposed or final regulations or other Internal Revenue Service guidance issued with respect thereto), and (iv) has been properly accounted for in accordance with GAAP in its financial statements. No additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any Company Plan, and no employee of the Company is entitled to any gross-up or otherwise entitled to indemnification by the Company or any ERISA Affiliate of the Company for any violation of Section 409A of the Code.

(k) Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which will occur at the Effective Time, and the lapse of all restrictions on transfer relating to outstanding Company Restricted Shares which will occur at the Effective Time, have been effected in accordance with the terms of the applicable Company Plans and with all applicable laws, and the interests in or shares available for issuance under each such Company Stock Option Plan are properly registered pursuant to the Securities Act on a Form S-8.

(l) Section 5.13(l) of the Company Disclosure Schedule sets forth a list of all severance plans or policies maintained by the Company or any Subsidiary of the Company.

5.14 Labor; Employment Matters. Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of the Company or any Subsidiary and, to the knowledge of the Company, there are no organizational efforts presently being made involving any of the employees of the Company or its Subsidiaries. To the Company’s actual knowledge (without any inquiry obligation), as of the date hereof, no executive or key employee or group of employees of the Company has any plan to terminate his or her employment with the Company or has threatened to do so, as a result of the Transactions, the identity of Parent or otherwise. The Company and its Subsidiaries have complied in all material respects with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes. No Person has asserted that the Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws.

5.15 Real Estate. Neither the Company nor any Subsidiary of the Company owns real property as of the date of this Agreement. Section 5.15 of the Company Disclosure Schedule sets forth the address of all real property in which the Company or any Subsidiary holds a leasehold or subleasehold estate and identifies the lease related thereto (the “Leased Real Property”, and the leases or subleases for such Leased Real Property being referred to as the “Leases”). The Company has made available to Parent a true and complete copy of each of the Leases, in each case, as amended or otherwise modified and in effect. Each Lease creates a valid leasehold interest in the Leased Real Property to which it applies and is in full force and effect in all respects, in each case free of any Liens other than Permitted Liens. Except as described on Section 5.15 of the Company Disclosure Schedule, there are no contractual obligations granting to any other Person the right of use or occupancy of the Leased Real Property. To the Company’s knowledge, no breach or default exists under any of the Leases and no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Lease to terminate such Lease prior to its scheduled term. Section 5.15 of the Company Disclosure Schedule sets forth any consents, waivers or other approvals required to be obtained by the Company as a result of the consummation of the Merger so that the Leases will continue in accordance with their terms following the Merger.

5.16 Environmental Matters.

(a) The Company and its Subsidiaries have conducted their businesses materially in compliance with all Environmental Laws, including having all Permits, licenses and other approvals and authorizations necessary for the operation of their businesses as presently conducted. In the past five (5) years, the Company and its Subsidiaries have not received any written notices, demand letters or written requests for information from any Governmental Entity indicating that the Company or any of its Subsidiaries may be in material violation of, or liable in any material respect under, any Environmental Law. There are no, and have not been any, civil, criminal or administrative Action pending or, threatened in writing against the Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither the Company nor any of its Subsidiaries has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws. Except as had not had and would not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no Release of Hazardous Substances at any property currently owned, operated or leased by the Company or its Subsidiaries, nor has there been a Release of Hazardous Substances at any property formerly owned, operated or leased by the Company or its Subsidiaries during the period of such ownership, operation or lease.

(b) In the last five (5) years, there has been no environmental investigation, study, audit or test commissioned or conducted by or on behalf of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person in relation to: the current or prior business of the Company or any of its Subsidiaries; or any property or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries and in each case, with respect to which there would reasonably be expected to be material liability to the Company or any of its Subsidiaries following the Closing.

5.17 Contracts and Commitments; Suppliers and Customers.

(a) Except as filed as exhibits to the Company SEC Documents, Section 5.17(a) of the Company Disclosure Schedule lists each of the following Contracts (and all amendments,

modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each (i) Contract required to be listed on Section 5.17(a) of the Company Disclosure Schedule, (ii) each such Contract that would have been required to be listed on Section 5.17(a) of the Company Disclosure Schedule had it not been filed as an exhibit to any Company SEC Document filed with the SEC prior to the date hereof and (iii) the top twenty-five (25) Government Contracts set forth on Section 5.20(b) of the Company Disclosure Schedule based on revenues in the last twelve (12) months, a “Material Contract”):

(i) any Contract that is or would be required to be filed by the Company as a “Material Contract” with the SEC pursuant to Item 601(b)(iv) of Regulation S-K or disclosed by the Company in a current report on Form 8-K;

(ii) any partnership, limited liability company agreement, joint venture, profit-sharing or similar agreement (other than any teaming agreement) entered into with any Person other than the Company or any of its Subsidiaries that contain material obligations on the part of the Company and/or its Subsidiaries or otherwise is material to the Company or its Subsidiaries;

(iii) any agreement for the acquisition, merger or sale or similar transaction (a) involving any material business, assets or property of the Company or any of its Subsidiaries entered into outside the ordinary course of business since January 1, 2010, and (b) that has continuing indemnification, “earn-out” or other contingent payment obligations by the Company;

(iv) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to the Company, its Affiliates or their employees;

(v) any Contract, mortgage or indenture relating to indebtedness for borrowed money (whether incurred, assumed guaranteed of secured by any asset) of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than in the Company or any of its Subsidiaries and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business);

(vi) any Contract under which (A) any Person has directly or indirectly guaranteed any material liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person in excess of $250,000 (in each case other than endorsements for the purpose of collection in the ordinary course of business or indemnification obligations entered in the ordinary course of business);

(vii) any Contract (other than any teaming agreement) that purports to limit the right of the Company or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person or operate in any location, in each case in any respect material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) any employment, consulting, severance or other similar agreement with any current or former executive officer, other employee of the Company or any of its Subsidiaries or member of the Company Board, in each case providing for compensation or payment (contingent or otherwise) in excess of $100,000 in the current or any future year;

(ix) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate of the Company or any of its Subsidiaries, on the other hand (other than employment or indemnification arrangements entered into in the ordinary course of business);

(x) any agreement, Contract or commitment requiring the Company or any of its Subsidiaries to indemnify or hold harmless any Person, other than those entered into in the ordinary course of business and other than the Company’s Articles of Organization or Bylaws, that would reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $250,000;

(xi) any Contract granting any person a Lien on all or any material part of the assets of the Company or any of its Subsidiaries, other than Permitted Liens or Liens that will be released at or prior to the Closing;

(xii) any Contract under which the Company or any of its Subsidiaries grants to any Third Party rights to any material Intellectual Property Rights owned by the Company or any of its Subsidiaries (other than standard rights granted under applicable federal acquisition regulations and nonexclusive licenses granted in the ordinary course of business) or pursuant to which the Company or its Subsidiaries are licensed or otherwise authorized by a Third Person to use any material Intellectual Property Rights (other than (i) click-through or shrink wrap licenses for commercial off-the-shelf software, (ii) standard rights granted under applicable federal acquisition regulations and (iii) any license with an annual license fee less than $20,000);

(xiii) any settlement, conciliation or similar agreement (A) with any Governmental Entity that contains ongoing obligations or restrictions and is material to the Company and its Subsidiaries, taken as a whole, or (B) that would require the Company or any of its Subsidiaries to pay consideration of more than $250,000; and

(xiv) any performance bond, payment bond or similar arrangement in an amount greater than $100,000.

(xv) any material lease of personal property, other than copier leases entered into in the ordinary course of business; and

(xvi) any other Contracts (other than Contracts otherwise described in clauses (i) through (xv) above and other than Government Contracts and Leases) to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound that involves consideration or other continuing obligations in excess of $500,000.

(b) Notwithstanding anything in this Section 5.17, the term “Material Contract” shall not include any agreement or arrangement that is solely between the Company and one or more of its Subsidiaries or is solely between the Company’s Subsidiaries.

(c) Each of the Material Contracts is valid and binding obligation of the Company or its Subsidiaries and enforceable against the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company as of the date hereof, each other party thereto, and is in full force and effect, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(d) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party, has received written notice within the last twelve (12) months that it is in violation or breach of or in default (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries) under any Material Contract, except for violations, breaches or defaults that, individually or in the aggregate, have not had or would not reasonably be expected to have, a Material Adverse Effect.

(e) True, accurate and complete copies of each of the Material Contracts, other than Classified Contracts, have been made available to Parent.

5.18 Intellectual Property Rights.

(a) Section 5.18(a)(i) of the Company Disclosure Schedule sets forth all United States and foreign issued patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications and copyright (and mask works) registrations and applications owned by the Company and its Subsidiaries, specifying as to each item, as applicable (i) the nature of the item, including the title, (ii) the applicant or owner(s) of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed, (iv) the issuance, registration or application numbers and dates, and (v) any assignor or assignee, if applicable. Section 5.18(a)(ii) of the Company Disclosure Schedule sets forth all material licenses, sublicenses and other agreements or permissions under which the Company or any of its Subsidiaries is a licensee or distributor of or otherwise is authorized to use any Intellectual Property Rights of a Third Party or under which the Company or any of its Subsidiaries otherwise obtains Intellectual Property Rights necessary to the business of the Company or any of its Subsidiaries (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $20,000 or less annually which are not required to be listed). To the knowledge of the Company, all of the Intellectual Property Rights owned by the Company and/or its Subsidiaries as applicable and material to the operation of the business are valid and subsisting. The Intellectual Property Rights set forth on Section 5.18(a)(i) and Section 5.18(a)(ii) of the Company Disclosure Schedule together constitute all the material or registered Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries.

(b) The Company and its Subsidiaries own all right, title and interest in, free of all Liens, or have valid and enforceable rights, by license, sublicense, agreement or other written permission to, all of the Intellectual Property Rights that are currently used in the conduct of the Company’s or any of its Subsidiaries’ businesses, without obligation to pay any royalty, material license fee, or other consideration. To the Knowledge of the Company, none of the Company or any of its Subsidiaries currently infringes, misappropriates, impairs, dilutes or otherwise violates or to the knowledge of the Company has, in the last seven (7) years, infringed, misappropriated, impaired, diluted or otherwise violated any Intellectual Property Rights of any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Action (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator, is pending or is threatened in writing by any third Person, in which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property Rights owned, licensed, distributed or used by the Company or any of its Subsidiaries in their respective businesses as conducted in the past or as currently conducted (“Company IP Claim”), including any Company IP Claim that alleges that the operation of any such businesses infringes, misappropriates, impairs, dilutes or otherwise violates the rights of any Person, and there are no grounds for the same, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, covenant not to sue, or other dispute involving any third Person’s Intellectual Property Rights. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has brought or threatened any Company IP Claims against any Person that remain unresolved.

(c) The Company has made commercially reasonable efforts to maintain and protect the Intellectual Property Rights owned by the Company and its Subsidiaries, including the confidentiality of all confidential information and trade secrets. Without limiting the preceding sentence, the Company has a policy requiring each current employee, consultant and contractor who developed any part of any item covered by material Intellectual Property Rights on behalf of the Company or its Subsidiaries, (i) to be a party to an agreement that conveys or obligates such Person to convey to the Company or its Subsidiaries any and all right, title and interest in and to all Intellectual Property Rights developed by such Persons in connection with such Person’s employment or engagement on behalf of the Company or its Subsidiaries, (ii) as to works created in the course of such Person’s employment with or engagement on behalf of the Company or its Subsidiaries, to execute an agreement acknowledging that the works are “works for hire” or otherwise assigning to the Company or its Subsidiaries all rights, title and interest in such works, and (iii) otherwise has by operation of law vested in the Company or its Subsidiaries any and all right, title and interest in and to all such Intellectual Property Rights developed by such Persons in connection with such Person’s employment with, or engagement on behalf of the Company or its Subsidiaries. To the knowledge of the Company, the consummation of the Transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any material Intellectual Property Rights used in the business of the Company or its Subsidiaries.

(d) The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures with respect to protecting the information technology systems owned by them and used in connection with the operations of the Company and its Subsidiaries from viruses, worms, Trojan horses, malicious or unauthorized code, “time bombs,” disabling programs, or similar programs that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of data or software and from unauthorized access. The Company and its Subsidiaries are in material compliance with all laws and Government Contract provisions relating to confidentiality and data privacy and protection. To the knowledge of the Company, there have been no successful material unauthorized intrusions or material breaches of the security of the information technology systems of the Company or any of its Subsidiaries.

(e) For purposes of this Agreement, “Intellectual Property Rights” means any and all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

5.19 Anti-takeover Law Inapplicable. The Company Board has approved this Agreement and the Transactions and Voting Agreements, and such approval is sufficient to render inapplicable to the Transactions and Voting Agreements any anti-takeover restrictions contained in any anti-takeover or similar statute or regulation of any jurisdiction which applies or purports to apply to any such transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, is, or at the Effective Time would be, applicable to the Shares or the Transactions.

5.20 Government Contracts.

(a) To the Company’s knowledge, each Government Contract the period for performance of which has not yet expired or been terminated (collectively, the “Current Government Contracts”) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company. To the Company’s knowledge, each Current Government Contract was awarded in compliance with applicable law. The Company has not received written notice that any Current Government Contract is the subject of bid or award protest proceedings and, to Company’s knowledge, no bid or award protest concerning such Current Government Contract has been, will be or is likely to be filed.

(b) Section 5.20(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Current Government Contract and each material Government Task Order.

(c) There exists no Government Contract, Government Task Order or Government Bid in connection with which the Company directly or indirectly (including through participating in a “joint venture” (as defined in 13 C.F.R. § 121.103(h)) represented that the Company or any of its Subsidiaries (or such “joint venture”) qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status (collectively, a “Preferred Bidder Status”). The Company and each of its Subsidiaries do not hold any direct or indirect interest or participation right in a “joint venture” (as defined in as defined in 13 C.F.R. § 121.103(h)), and are each a passive investor in any Person that the Company or any of its Subsidiaries hold any equity or other interests (except the Company’s interest in its Subsidiaries).

(d) The Company has made available to Parent complete and correct copies of each Current Government Contract (other than Classified Contracts) in effect as of the date of this Agreement with a total ceiling cost or price in excess of $250,000, and any purchase orders, task orders or delivery orders in effect as of the date of this Agreement with a total expected value in excess of $250,000 issued under such Current Government Contracts.

(e) With respect to any Government Contracts, to the knowledge of the Company, there has been no (i) civil fraud or criminal investigation by any Governmental Entity during the past five

(5) years, (ii) suspension or debarment proceeding (or equivalent proceeding) against the Company, any of its Subsidiaries or any of their respective directors and officers during the last five (5) years, (iii) request by a Governmental Entity for a contract price adjustment since December 31, 2010 based on a claimed disallowance by an applicable Governmental Entity or claim of defective pricing in excess of $500,000, (iv) dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since December 31, 2010, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $500,000, or (v) any material claim, request for equitable adjustment, payment withholds or setoffs against, no disputes involving, or actual or alleged material breaches (or events that, with notice or lapse of time, would constitute a material breach), misrepresentations or inaccurate certifications by the Company, any of its Subsidiaries or any of their respective directors and officers during the last five (5) years.

(f) During the last five (5) years, no termination for default, cure notice, or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing or, to the knowledge of the Company, orally, with respect to performance by the Company or any of its Subsidiaries as a prime contractors or subcontractor of any portion of the obligation of a Government Contract which would be material to the Company or any of its Subsidiaries.

(g) Each of the Company and its Subsidiaries has complied in all material respects with the terms and conditions of any Government Contracts, including all clauses, provisions and requirements incorporated expressly by reference or by operation of law therein, and has complied in all material respects with all legal, statutory and regulatory requirements pertaining to such Government Contracts.

(h) Neither the Company nor any of its Subsidiaries has any outstanding Government Bid that, if accepted or awarded, is expected to result in a Contract Loss greater than $250,000 to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries). None of the Company and its Subsidiaries is a party to any Government Contract which is expected to result in a Contract Loss greater than $250,000 to the Company or its Subsidiaries. “Contract Loss” means, with respect to a Government Contract, the amount equal to (i) direct costs and fringe costs and expenses (excluding overhead and general and administrative costs and expenses) less (ii) revenue (including in all cases the application of all customer credits, incentive programs and/or incentive payments).

(i) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or to the knowledge of the Company any other person having primary management or supervisory responsibilities over a material portion of their respective businesses, are or for the last five (5) years have (i) been debarred or suspended from participation in the award of contracts with any Governmental Entity (it being understood that debarment and suspension does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements) or (ii) to the knowledge of the Company, been under civil or criminal investigation or indictment with respect to any Government Contract.

(j) Since December 31, 2008, neither the Company nor any of its Subsidiaries has made a mandatory or voluntary disclosure to any Governmental Entity with respect to any suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other act or omission arising under or relating to any Government Contract or Government Bid which would reasonably be expected to result in material liability to the Company.

(k) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has performed any material activities under any Government Contract or Government Task Order that would be an Organizational Conflict of Interest (“OCI”) as defined in Federal Acquisition

Regulation (“FAR”) subpart 9.5 and/or any other agency supplement except with consent or approval of the Government or pursuant to an OCI mitigation plan. The Company has no OCI mitigation plans that are pending approval or are in effect, except for those that, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries.

(l) Section 5.20(l) of the Company Disclosure Schedule sets forth as of the date hereof a complete and accurate list of all facility clearances as well as, as of December 18, 2013, a complete and accurate list of all personnel security clearances by number and clearance level (e.g., confidential, secret) of the Company and its Subsidiaries. The Company and its Subsidiaries (and their employees who hold personnel security clearances) possess all required facility security clearances to perform the Government Contracts and Government Task Orders and are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof (“NISPOM”) except when such noncompliance would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(m) During the past five (5) years, neither the Company nor any of its Subsidiaries has sold a product or service to any basis of award customer (as defined by the applicable Government Contract) at a price that would invoke the requirements of the price reductions clause under any Federal Supply Schedule Contract or any other Government Contract, except as in accordance with the terms of such Government Contract, except for those that, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries. During the past five (5) years, each of the Company and its Subsidiaries, as applicable, has accurately reported sales and paid all industrial funding fee payments required under any Federal Supply Schedule Contract or other Government Contract, except for those that, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries.

(n) The business and cost accounting systems of the Company and its Subsidiaries are in compliance in all material respects with applicable laws and have not been determined by any Governmental Entity not to be in compliance with any applicable laws.

(o) During the past five (5) years, neither the Company nor any of its Subsidiaries has received adverse audit findings from the Defense Contract Audit Agency, the Defense Contract Management Agency or any other Governmental Entity that remain unresolved or that are expected to result in a material liability to the Company or any of its Subsidiaries beyond what has been reserved on the Company’s books and records.

(p) In connection with its Government Contracts valued at $500,000 or more per year, no unsatisfactory evaluations or ratings by the U.S. government have been provided to the Company within the past three (3) years that would reasonably be expected to materially and adversely affect the evaluation of any of the Company’s or its Subsidiaries’ (or their successor’s) bids or proposals for any future Government Contract.

(q) During the past five (5) years, neither the Company nor any of its Subsidiaries has employed or retained any Person or agency to solicit or obtain any Government Contract based upon an agreement or understanding for a contingent fee except a bona fide employee or agency as those terms are defined in FAR 52.203-5.

(r) The Company and its Subsidiaries are and have been in compliance in all material respects with all laws and regulations relating to the confidentiality, privacy or security of protected health information as defined at 45 CFR §160.103 (“Protected Health Information”) and of any other personal health information, whether acting as a “covered entity” or as a “business associate,” both as defined at 45 CFR §160.103, or otherwise.

5.21 FCPA; Export Controls.

(a) To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect. In the last five (5) years, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral communications from a Governmental Entity alleging it is not in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

(b) To the knowledge of the Company, the Company and its Subsidiaries are, and at all times during the past three (3) years has been, in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Neither the Company nor its Subsidiaries has received any written or, to the knowledge of the Company, oral communication alleging that it is not in compliance with the Export Control Laws.

5.22 Advisors’ Fees. Except for SunTrust Robinson Humphrey (the “Company Financial Advisor”) and Stifel, Nicolaus & Company, Incorporated (the “Fairness Opinion Provider”), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee from the Company or any of its Subsidiaries (including, after the consummation of the Merger, from Parent or Merger Sub) in connection with the consummation of the Transactions. A true and complete copy of the engagement letter for the Company Financial Advisor related to the Transactions have been provided to Parent. Section 5.22 of the Company Disclosure Schedule sets forth the amount of fees and expenses payable by the Company to the Company Financial Advisor and the Fairness Opinion Provider or any other investment banker, broker, finder, financial advisor or other similar intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee from the Company or any of its Subsidiaries (including, after the consummation of the Merger, from Parent or Merger Sub) in connection with the consummation of the Transactions.

5.23 Fairness Opinions. Each of the Company Financial Advisor and the Fairness Opinion Provider has rendered to the Company Board its opinion to the effect that, as of the date of this Agreement, the consideration to be received pursuant to the Offer and the Merger by the Company’s shareholders is fair, from a financial point of view, to such shareholders, subject to the qualifications and assumptions contained therein (each such opinion, a “Fairness Opinion” and collectively the “Fairness Opinions”).

5.24 Certain Loans and Other Transactions. The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act, and, since the enactment of the Sarbanes-Oxley Act, the

Company has not made any loans prohibited by Section 402 thereof. Except for the applicable Material Contracts set forth in Section 5.17(a)(ix) of the Company Disclosure Schedule or as expressly set forth as such in the Company SEC Documents, no (i) Affiliate or shareholder that beneficially owns 5% or more of the outstanding Company Common Stock or (ii) officer or director of the Company or any of its Subsidiaries nor any member of any such individual’s immediate family (whether directly or, to the Company’s knowledge, indirectly through an Affiliate of such Person) is presently, or within the past one (1) year has been, a party to any transaction or Contract with the Company or any of its Subsidiaries.

5.25 Insurance. Section 5.25 of the Company Disclosure Schedule sets forth a list of all material insurance policies maintained by the Company and its Subsidiaries (the “Company Insurance Policies”). For the avoidance of doubt, except as set forth on Section 5.25 of the Company Disclosure Schedule, there are no key man life insurance or similar policies in existence or pursuant to which the Company or any of its Subsidiaries have any ongoing obligations. All of the Company Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies. No written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies. There is no claim in excess of $250,000 by the Company or any of its Subsidiaries pending under any Company Insurance Policy, and there has been no claim in excess of $250,000 by the Company or any of its Subsidiaries under any Company Insurance Policy since January 1, 2012.

5.26 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Information Statement shall, at the time filed with the SEC and as of the date such document or any amendment or supplement thereto is mailed to the stockholders of the Company and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the subject matter thereof which has become misleading, or (b) the Proxy Statement, if any, shall, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to the stockholders of the Company and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting which has become misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement, if any, will comply as to form in all material respects with the requirements of the Exchange Act. The representations and warranties contained in this Section 5.26 will not apply to statements or omissions included or incorporated by reference in the Offer Documents, Schedule 14D-9, Offer Information Statement or Proxy Statement based upon information supplied by Parent, Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein. If at any time prior to the Company Shareholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

5.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5 (as modified by the Company Disclosure Schedule), neither the Company, nor any other Person (i) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company or any of its Subsidiaries, or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries or the business conducted by the Company or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule. Except for the representations and warranties contained in this Article 5 (as modified by the Company Disclosure Schedule), the Company disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent, Merger Sub or their respective Representatives by the Company or any of its Representatives).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

6.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

6.2 Authority; Non-Contravention; Approvals.

(a) Parent and Merger Sub have full corporate power and authority to enter into this Agreement and, subject to the Required Statutory Approvals, to consummate the Transactions. This Agreement and the Transactions have been approved by the respective boards of directors of Parent and Merger Sub and will be approved by Parent as the sole shareholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by Parent or any of its Affiliates under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or (viii) give rise to any obligation to obtain any Third Party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters, bylaws, partnership agreements, trust declarations, or other similar organizational instruments of Parent or any of its Subsidiaries, (B) any law, Permit or license of any court or Governmental Entity applicable to Parent or any of its Affiliates or any of their respective properties or assets, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, Contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent or any of its Affiliates is now a party or by which Parent or any of its Affiliates or any of their respective properties or assets may be bound or affected, except with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not have a Parent Material Adverse Effect.

(c) Except for the filing of the Required Statutory Approvals, and except as would not have a Parent Material Adverse Effect, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the Transactions other than (i) the Required Statutory Approvals, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts, and (iv) such filings as may be required under the rules and regulations of the New York Stock Exchange.

6.3 Litigation. There are no (i) claims, suits, actions or proceedings pending against Parent or any of its Affiliates, or (ii) to the knowledge of the Parent, threatened claims, suits, actions or proceedings against Parent or any of its Affiliates, in each case which, would have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, that would have a Parent Material Adverse Effect.

6.4 Financing. Notwithstanding Section 6.2(b)(viii)(C), no consent or approval from any lender to Parent, Merger Sub or any of Parent’s Subsidiaries, is required in connection with (i) the execution and delivery of this Agreement and the consummation of the Transactions by each of Parent and Merger Sub or (ii) the borrowing of the funds under Parent’s existing credit facility necessary for the acquisition of all of the Company Common Stock pursuant to the Offer and the Merger or otherwise for the consummation of the Transactions, provided that the foregoing shall not limit Parent from seeking alternative financing arrangements, whether or not they will require lender consent or approval. Parent has access to, and at the Offer Closing and the Effective Time Parent and Merger Sub will have available, all of the funds necessary for the acquisition of all shares of the Company Common Stock pursuant to the Offer and the Merger, as the case may be, to pay all fees and expenses in connection therewith, to make payments to holders of Company Stock Options pursuant to Section 4.4, and to otherwise consummate the Transactions on the terms contemplated by this Agreement and perform their respective obligations under this Agreement.

6.5 Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time that such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement, if any, shall, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference therein.

6.6 Advisors’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any broker, finder or similar advisory fee from Parent or the Company or any of their respective Affiliates in connection with the consummation of the Transactions.

6.7 Merger Sub. True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company. The authorized capital stock of Merger Sub, as of the date of this Agreement, consists of 100 shares of Common Stock, par value $.01 per share, of which 10 shares are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was recently formed by Parent solely for the purpose of engaging in the Transactions. Except as contemplated by this Agreement, Merger Sub does not hold, and has not held, any material assets or incurred any material liabilities, and has not carried on any business activities other than those contemplated by this Agreement.

6.8 No Ownership of Capital Stock. As of the date of this Agreement, neither Parent nor any Affiliate of Parent (including Merger Sub) owns any Company Common Stock or other securities of the Company or any of the Company’s Subsidiaries.

6.9 Other Agreements or Understandings. Parent has disclosed to the Company all known Contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent or any Affiliate of Parent, on the one hand, and any officer or director of the Company or any Person that owns five percent (5%) or more of the shares of the Company’s capital stock, on the other hand.

6.10 Foreign Ownership. Neither Parent, Merger Sub nor, to Parent’s knowledge, any person who, directly or indirectly, owns five percent (5%) or more beneficial interest in Parent is a foreign person as defined by 31 C.F.R. §800.216 or 22 C.F.R. §120.16.

6.11 No Other Representations and Warranties. Neither Parent, Merger Sub, nor any other Person makes any representation or warranty, express or implied, regarding this Agreement or the Transactions or as to the accuracy or completeness of any information regarding Parent or Merger Sub, in each case, except as expressly set forth in this Article 6 (as modified by the Parent Disclosure Schedule) or as and to the extent required by this Agreement to be set forth in the Parent Disclosure Schedule, and Parent and Merger Sub disclaim liability for any and all other representations and warranties.

ARTICLE 7

COVENANTS

7.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of (x) the Effective Time or (y) the date nominees of Parent or Merger Sub constitute a majority of the members of the Company Board (such earlier time, the “Control Time”), the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Company Disclosure Schedule or as required by applicable law, or unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), (i) conduct its business in the ordinary course consistent with past practice in all material respects and, (ii) to the extent consistent with and not in violation of any other provisions of this Section 7.1 or Section 7.2, the Company shall use its reasonable best efforts to (A) take no action that would prohibit or materially impair or delay the ability of either the Company or Parent or any of their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Transactions or to consummate the Transactions, (B) maintain and preserve intact its business organization and material business relationships and (C) retain the services of its officers and key employees. In addition, from the date hereof until the Effective Time, upon the reasonable written request of Parent, the Company will provide Parent with reasonable updates regarding material communications with its customers regarding Contract status, renewals and terminations, and any material Actions or material communications from Governmental Entities involving the Company, its Subsidiaries or any of their respective directors, officers or employees.

7.2 Company Forbearances. Without limiting the generality of Section 7.1, from the date of this Agreement to the earlier of the Control Time and the Effective Time, except as required by law or exchange rule, as expressly contemplated by this Agreement (including Section 7.4) or as set forth in Section 7.2 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) amend or propose to amend its Articles of Organization or Bylaws (or other organizational documents), (ii) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, or (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than dividends or distributions by a wholly owned Subsidiary of the Company to the Company);

(b) (i) issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale of, pledge or dispose of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) shares of Company Common Stock pursuant to the vesting, exercise or conversion of Company Securities that are outstanding on the date of this Agreement in accordance with the terms of those Company Securities on the date of this Agreement, (B) shares of Company Common Stock pursuant to the Company’s employee stock purchase program in effect as of the date of this Agreement, and (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(c) (i) create, incur, assume or otherwise be, or become contingently, liable with respect to any additional indebtedness for borrowed money above the amounts currently outstanding or guarantees thereof having an aggregate principal amount outstanding any time greater than $150,000 in the aggregate, or amend, modify or refinance any of the Company’s existing indebtedness, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, except for Company Stock Options for an amount equal to the applicable Merger consideration under Section 4.4, or in connection with the vesting of the Company Restricted Shares, (iii) incur or obligate the Company to incur capital expenditures in an aggregate amount exceeding $150,000 or enter into leases for equipment or other capital assets, (iv) sell, grant a license in, pledge, dispose of or encumber any material properties or assets or businesses other than the sale of inventory and the granting of non-exclusive licenses in the ordinary course of business, (v) make any loans, advances, or capital contributions to, or investments in, any other Person other than (A) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company and (B) advances of travel and other reasonable out-of-pocket expenses to directors, officers and employees in the ordinary course of business, (vi) discharge or satisfy any Lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except in accordance with the terms of such Lien, obligation or liability or current liabilities incurred in the ordinary course of business of the Company and its Subsidiaries, or (vii) acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, with a value in excess of $150,000 in the aggregate, other than licenses of Intellectual Property Rights owned by a Third Party and licensed or sublicensed to either the Company or any of its Subsidiaries, inventory, supplies, equipment and other similar items in the ordinary course of business of the Company and its Subsidiaries;

(d) adopt or enter into any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(e) alter, through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its Subsidiaries (other than the Transactions);

(f) sell, lease, license or transfer, or create or incur or suffer to exist any Lien (except for Permitted Liens) in respect of any of the Company’s or its Subsidiaries’ material assets, securities, properties, interests or businesses, other than the sale of equipment, inventory, products or services in the ordinary course of business or the granting of non-exclusive licenses in the ordinary course of business (provided that, for purposes of clarity, the Company will be permitted continue to fulfill its obligations to manage the assets of the Defined Benefit Plan Trust in the ordinary course of business);

(g) except as required by GAAP, in Regulation S-X under the Exchange Act or applicable law and agreed to by the Company’s independent public accounting firm, make any change in the Company’s fiscal year or methods of accounting;

(h) except as is consistent with past practice, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability if, in each case, such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company and its Subsidiaries or materially decreasing any Tax asset of the Company and its Subsidiaries;

(i) (i) grant any severance, retention, change in control, retirement or termination pay arrangement to, or amend any existing severance, retention, change in control, retirement or termination pay arrangement with, any current or former director, officer, independent contractor or employee, except as required by the Company’s termination policy in effect as of the date of this Agreement and as set forth on Section 5.13(f) and Section 5.13(l) of the Company Disclosure Schedule, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation, change-of-control or other similar agreement with any director, officer or employee, (iv) establish, adopt or amend any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock, restricted stock unit, equity, equity-based compensation or other benefit plan or arrangement covering any present or former director, officer, independent contractor or employee (provided that, for purposes of clarity, the foregoing shall not prohibit the Company from (x) hiring non-executive employees in the ordinary course of business pursuant to the Company’s standard offer letter or (y) entering into consulting agreements with independent contractors in the ordinary course of business), or any beneficiaries thereof, (v) increase or accelerate the payment or vesting of any compensation, bonus or other benefits payable to any director, officer, independent contractor or employee, except for regularly scheduled increases in compensation and benefits to current non-officer level employees made in the ordinary course of business or required by the terms of existing arrangements, policies or agreements set forth in Section 5.13(a) of the Company Disclosure Schedule, or (vi) modify or otherwise alter in any material respect the payroll practices or policies of the Company or any of its Subsidiaries;

(j) other than with respect to litigation and settlements pursuant to Section 7.13, settle or enter into any settlement agreement with respect to any outstanding litigation with a party that is not a Governmental Entity, except that, notwithstanding the foregoing, the Company may settle or enter into any settlement agreement with respect to any outstanding litigation with a party that is not a Governmental Entity where the amount paid by the Company in connection with such settlement is fully covered by insurance and is less than $200,000, individually, or $500,000, in the aggregate, or requires payments only to the Company, and does not require the taking or omission of any material actions on the part of the Company other than the payment of money;

(k) (i) enter into any Contract (excluding Government Contracts) of a character that would constitute a Material Contract if such Contract had been entered into prior to the date of this Agreement, other than entering into any Contract in the ordinary course consistent with past practice, or (ii) enter into, renew, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided, however, that the foregoing shall not prevent or preclude the Company or any of its Subsidiaries from, following prior written notice to and consultation with Parent, (x) negotiating and/or renewing in the ordinary course of business any Material Contracts which expire upon their terms, or (y) entering into any client or customer or supplier contracts or agreements in the ordinary course of business, regardless of whether or not any such contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof;

(l) enter into any Contract (other than teaming agreements in the ordinary course of business) containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person or sell any product or service (including any “most favored nation” clauses), or which, following the Acceptance Time or the Effective Time, could so limit Parent or any of its Affiliates (including the Surviving Corporation), including any Contract clause, mitigation plan or other limitation with respect to an OCI;

(m) enter into any Government Contract or submit any Government Bid that (i) would knowingly be expected to result in a Contract Loss, or (ii) involves unusual risk in performance or compliance with schedule requirements or contains non-customary terms and conditions;

(n) engage in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations;

(o) permit the lapse of, or engage in any action that constitutes a violation of, any material Permit;

(p) enter into any joint venture, partnership or similar arrangement or enter into any collective bargaining agreement or other agreement with a labor union;

(q) enter into a new line of business;

(r) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets, and businesses and directors and officers in a form and amount consistent with past practice;

(s) enter into any Contract that contains a change in control or similar provision that would require a payment to the other party or parties thereto in connection with the Transactions;

(t) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) or any of the Company’s Affiliates other than wholly owned Subsidiaries of the Company or pursuant to agreements in force on the date of this Agreement as set forth in the Company Disclosure Schedule;

(u) amend of modify the engagement letter of the Company Financial Advisor or any other advisor or fairness opinion provider in a manner that increases the fee or commission payable by the Company;

(v) enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions; or

(w) knowingly and willfully breach any of the representations and warranties of the Company such that the condition set forth in clause (b) of Exhibit B would not be timely satisfied.

7.3 Control of Operations . Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

7.4 No Solicitation by Company.

(a) General Prohibitions. Except as expressly permitted by Section 7.4(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the making by any Person (other than Parent and its Affiliates) of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue, or otherwise participate in any discussions or negotiations with any Person (other than Parent and its Affiliates) in furtherance of an inquiry or to obtain an Acquisition Proposal, or (iii) enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal or enter into any agreement or agreement in principle that would reasonably be expect to require the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder, (iv) subject to Section 7.4(e), grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (v) resolve or propose to do any of the foregoing. The Company shall take, and shall cause its Subsidiaries to take, all actions reasonably necessary to cause its Representatives to immediately cease any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries. Except as expressly permitted by Section 7.4(d), neither the Company Board nor any committee thereof shall (A) fail to make, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify) in a manner adverse to Parent the Company Board Recommendation, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Acquisition Proposal, (C) (x) fail to publicly recommend against any Acquisition Proposal or (y) fail to publicly reaffirm the Company Board Recommendation, in each case of (x) and (y) within three (3) Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within three (3) Business Days after the commencement of such Acquisition Proposal, or (E) fail to include the Company Board Recommendation in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in the foregoing clauses (A) through (E), an “Adverse Company Recommendation Change”). It is agreed that any violation of the restrictions on the Company set forth in this Section 7.4(a) by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 7.4(a) by the Company.

(b) Exceptions. Notwithstanding Section 7.4(a), but subject to Section 7.4(c), at any time prior to the Acceptance Time, if the Company or any of its Representatives has received a bona fide written Acquisition Proposal that the Company Board reasonably believes constitutes or is reasonably likely to lead to a Superior Proposal, the Company, directly or indirectly through its Representatives, may, as long as the Company, its Subsidiaries and their Representatives shall not have previously breached or taken any action inconsistent with Section 7.4(a), (i) engage in negotiations or discussions with such Third Party and its Representatives, and (ii) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to an Acceptable Confidentiality Agreement with such Third Party; provided, however, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or concurrently with the time it is provided or made available to such Third Party; provided, further, however, that prior to taking (and thereafter continuing) any action described in Section 7.4(b)(i) or Section 7.4(b)(ii) above, (A) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the holders of Company Common Stock under applicable law and (B) the Company Board determines in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement shall prevent the Company or the Company Board, at any time prior to the Acceptance Time, from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any required disclosure to shareholders with regard to any Acquisition Proposal, in each case so long as such action is consistent with this Section 7.4 and if the Company Board determines in good faith after consultation with outside counsel that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, that, the foregoing shall not be deemed to permit the Company Board to make an Adverse Company Recommendation Change except pursuant to Section 7.4(d) hereof or to otherwise modify the definition of Adverse Company Recommendation Change.

(c) Required Notices. The Company Board shall not take any of the actions referred to in Section 7.4(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least twenty-four (24) hours in advance of taking such action. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any notification to the Company (or any of its Representatives) that would reasonably be expected to result in an Acquisition Proposal or of any request received by the Company (or any of its Representatives) for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified the Company (or any of its Representatives) that it is considering making, an Acquisition Proposal. The Company shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed, on a current basis, in reasonable detail of the status and terms of any such Acquisition Proposal, indication or request or any other negotiations with Third Parties and shall promptly (but in no event more than twenty-four (24) hours) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.

(d) Adverse Company Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Company Board may at any time prior to the Acceptance Time, (i) make an Adverse Company Recommendation Change in response to an Intervening Event and/or a Superior Proposal or (ii) terminate this Agreement pursuant to Section 9.1(d)(i) and concurrently enter into a definitive agreement with respect to a Superior Proposal; provided, however, the Company Board shall not take any action described in the foregoing clauses (i) and (ii) unless (A) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes a Superior Proposal or (2) that an Intervening Event has occurred and, in either case, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (B) the Company shall have continuously complied with its obligations under this Section 7.4, and, with respect to a termination pursuant to Section 9.1(d)(i), the Company shall have complied with all applicable requirements of Section 9.1(d)(i) and Section 9.2(b) (including the payment of the Company Termination Fee and Termination Expenses prior to such termination) and (C) the Company promptly notifies Parent in writing, at least three (3) Business Days before taking such action, of such determination of the Company Board and of its intention to effect an Adverse Company Recommendation Change in response to such Intervening Event or Superior Proposal, and shall have complied with the remaining provisions of this Section 7.4(d). Such notice in response to an Intervening Event shall specify in reasonable detail the facts underlying the decision by the Company Board to take such action and during such three (3) Business Day period, the Company shall, if requested by Parent, engage in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Adverse Company Recommendation Change, in which case the Company Board shall not take any action described in clauses (i) and (ii) above. Such notice in response to a Superior Proposal shall attach a reasonably detailed description of the proposed agreement and terms under which such Superior Proposal is proposed to be consummated and identify the Third Party making such Superior Proposal and, during such three (3) Business Day period, the Company shall (and shall cause its financial and legal advisors to) negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal (it being understood and agreed that (x) the delivery of such notice shall not in and of itself constitute an Adverse Company Recommendation Change and (y) any material amendment to the financial terms or other material terms of such Superior Proposal following the initial three (3) Business Days period shall require a new written notification from the Company and a new three (3) Business Day good faith negotiations period under this Section 7.4(d) (it being understood and agreed that there shall be a maximum of one (1) such three (3) Business Day negotiations period and, thereafter, each successive negotiation period shall be two (2) Business Days) and, during such time, the Company Board shall not take any action described in clauses (i) and (ii) above.

(e) Notwithstanding the foregoing or any other provision of this Agreement to the contrary and provided that (i) there has been no prior breach of the provisions of this Section 7.4, (ii) the Company Board believes in good faith, upon the advice of its financial advisor, that such action would likely be expected to lead to a Superior Proposal and (iii) the Company provides to Parent one (1) Business Day’s advanced notice of the Board’s determination to take such action, at any time prior to the Acceptance Time, the Company Board may grant a waiver or release under, or determine not to enforce, any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would violate its fiduciary duties under applicable law; provided, however, that the foregoing shall not otherwise modify the Company’s or its Representatives’ obligations under this Section 7.4.

7.5 Regulatory and Governmental Matters.

(a) Without limiting Section 7.7, the parties will cooperate fully with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Transactions and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable law relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries or Affiliates, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties will act reasonably and as promptly as reasonably practicable. The parties will consult with each other with respect to obtaining all Permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each party will keep the other apprised of the status of matters relating to completion of the Transactions.

(b) Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, if any, the Offer Documents, the Schedule 14D-9, the Information Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(c) Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the Transactions.

7.6 Company Shareholder Approval; Preparation of Proxy Statement.

(a) At any time following the written request of Parent to the Company, the Company shall promptly prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required to be set forth in the Proxy Statement or reasonably requested by the Company for inclusion therein. Each of Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall notify Parent and Merger Sub promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent and Merger Sub with other copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall provide Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall provide Parent and their counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information prior to their being filed with, or sent to, the SEC. The Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel, recognizing that the ultimate form and content of the Proxy Statement, any amendments and supplements thereto, and any response to requests for additional information will be the responsibility of the Company. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after filing in definitive form with the SEC.

(b) At any time after the later of (x) the Initial Expiration Date, (y) the expiration of the time period contemplated by Rule 14a-6(a) under the Exchange Act and (z) the resolution of any comments on the Proxy Statement from the SEC (the “Clearance Date”), the Company shall have the right to (i) establish a record date (which will be as promptly as reasonably practicable), (ii) duly call and give notice of a meeting of its shareholders for the purpose of seeking the Company Shareholder Approval (the “Company Shareholders Meeting”) and (iii) cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after such record date, each for the purpose of obtaining the Shareholder Approval. If not previously undertaken by the Company, Parent and Merger Sub shall have the right, at any time on or after the date upon which the Company may elect to take such actions as described above, to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as reasonably practicable (and in any event within ten (10) Business Days) take the actions specified in clauses (i), (ii) and (iii) of this Section 7.6(b).

(c) The Company shall, as promptly as reasonably practicable after the mailing of the Proxy Statement, (i) convene and hold the Company Shareholders Meeting and (ii) through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger as permitted by Section 7.4(d)). Notwithstanding the foregoing, if Merger Sub and any other affiliate of Parent collectively acquire at least 90% of the outstanding shares of the Company Common Stock, Parent promptly shall, and shall cause Merger Sub to, cause the Merger to become effective as soon as practicable after the Acceptance Time without a shareholders meeting or a written consent in accordance with Section 11.05 of the MBCA.

(d) Parent and Merger Sub shall, in the case of a Company Shareholders Meeting, cause all shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Parent, Merger Sub or any of their affiliates to be voted in favor of the adoption of this Agreement.

7.7 Agreement to Cooperate; HSR Filings; DSS.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions. Prior to the Effective Time, the Company shall use its commercially reasonable efforts, and Parent and Merger Sub shall use their commercially reasonable efforts to cooperate and assist the Company, to (i) obtain all consents of, and provide all notices to, any third parties, including consents or notices under any Material Contract, that are necessary, proper or advisable to consummate the Transactions (other than consents from any Governmental Entities which are addressed in Section 7.7(c), provided that Parent shall have approval rights over the content and form of all related communications, notices and consents and shall be entitled to participate in all related discussions, and (ii) execute and deliver any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company shall use reasonable best efforts, and shall provide such assistance as reasonably requested by Parent, in connection with the matters set forth on Section 7.7(a) of the Company Disclosure Schedule.

(b) Without limitation of the foregoing, Parent and the Company undertake and agree to file as soon as practicable (and in any event not later than ten (10) days after the date of this Agreement), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”).

(c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.7(a) to obtain all requisite approvals and authorizations for the Transactions under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions, (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (provided, however, that the parties may comply with this clause (iii) by designating that certain sensitive information shall only be shared with the respective parties’ outside legal counsel), and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of the Merger; provided, however, that all obligations in this Section 7.7(c) shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

(d) Each of Parent and the Company undertake to use commercially reasonable efforts to contest and resist any Action, including any legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions; provided, however, that neither party is required to contest or appeal any such order issued by a United States Court of Appeals.

(e) Parent and the Company shall use their respective commercially reasonable efforts to obtain, as soon as possible, confirmation from the applicable Governmental Entities that they will not recommend that the Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the Transactions. The Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and their respective employees from being revoked, suspended or downgraded; provided, that Parent shall have approval rights over the content and form of all related communications, filings and notifications and shall be entitled to participate in all related discussions.

(f) As soon as practicable after the date of this Agreement, the Company shall prepare and submit, in a form acceptable to the cognizant security agency, to the Defense Security Service (“DSS”) of the United States Department of Defense a notification under NISPOM and any other applicable national or industrial security regulations, and any other applicable customer, national or industrial security regulations or customer program security requirements; provided, that Parent shall have approval rights over the content of all related communications, filings and notifications and shall be entitled to participate in all related discussions, where acceptable to the cognizant security agency. To the extent reasonably requested by Parent, the Company shall use its commercially reasonable efforts to work together with Parent to obtain assurances that, in accordance with the NISPOM, the Surviving Corporation will be granted National Interest Determinations required for authorizing continued access to proscribed or other classified or unclassified controlled information following the Effective Time to the extent necessary for the Surviving Corporation to continue to perform certain of the Company’s Government Contracts.

(g) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.5 and this Section 7.7), neither Parent, Merger Sub nor any of their Affiliates is required to (i) enter into any agreement, consent decree or other commitment requiring Parent, Merger Sub or any of their Subsidiaries or Affiliates (including the Surviving Corporation) to divest or hold separate any assets of Parent, Merger Sub or any of their Subsidiaries or Affiliates (including the Surviving Corporation) or (ii) take any other action that, individually or in the aggregate, would impose a material restriction on the conduct of the business of Parent, Merger Sub or any of their Subsidiaries or Affiliates or the business of the Company or any of its Subsidiaries or Affiliates.

7.8 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to (i) afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access during the period prior to the Effective Time, to all its offices, properties, books, work papers, Contracts, commitments and records (which the parties agree may, where feasible and not otherwise reasonably requested by Parent, be afforded in whole or in part through electronic means) at all reasonable times, and (ii) instruct its respective officers, employees, accountants, counsel, financial advisors and other Representatives to reasonably cooperate with Parent in its investigation. During such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state laws applicable to such party, and (ii) all other information concerning its business, financial condition (including on no less than a weekly basis, the Company’s existing cash reporting and other related information as requested, and accounts receivable and accounts payable balances) properties and personnel as Parent may reasonably request. No information learned will affect or be deemed to modify any representation or warranty made by the Company hereunder or limit or otherwise affect the conditions hereof or the remedies available hereunder to Parent or Merger Sub.

(b) Notwithstanding the foregoing, neither the Company nor Parent nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would, in the opinion of outside counsel, jeopardize the attorney-client privilege of such party or its Subsidiaries, require security clearance for disclosure or contravene any law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business; provided, that the Company will use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of this sentence apply. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the shareholders of the Company of such amendment or supplement, in each case as promptly as practicable.

(c) All information provided to Parent and its Representatives pursuant to this Section 7.8 shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until the Closing and, if this Agreement is terminated pursuant to Article 9 such Confidentiality Agreement shall continue in accordance with its terms.

7.9 Expenses and Fees. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated; provided, that any fee for any filing by Parent under the HSR Act will be paid by Parent.

7.10 Public Statements; Other Communications. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, from the date of this Agreement through the Closing Date, no public release or announcement concerning the Transactions shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or exchange rule, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent required, shall be at the final discretion of the disclosing party. Parent and the Company shall agree on the content of all general announcements made to, or other material correspondences with, the Company’s and its Subsidiaries’ employees, suppliers, customers and other material business relations regarding the execution of this Agreement and the Transactions contemplated hereby (including any employee “Q&A,” group e-mails, group voicemail and any other form of communication), and in all events Parent shall be afforded the reasonable opportunity to participate in any material discussions or communications with any of the foregoing Persons related to the Transactions or the impact thereof.

7.11 Employee Matters.

(a) With respect to the Company’s 2011 Employee Stock Purchase Plan (the “2011 ESPP”), no later than the date hereof, the Company Board (or, if appropriate, any committee administering the 2011 ESPP), shall adopt such resolutions or take such other actions as may be required to provide that (i) the Offering Period (as defined in the 2011 ESPP) in progress as of the date of this Agreement be shortened by setting a New Exercise Date (as defined in the 2011 ESPP) that is five (5) business days prior to the consummation of the Offer in accordance with the notice requirements of Section 18(c) of the 2011 ESPP, provided, however, that if the original Exercise Date (as defined in the 2011 ESPP) would occur sooner than such New Exercise Date, the Offering Period will not be shortened as provided in this subsection (i), (ii) each participant’s right to purchase shares of Company Common Stock under the 2011 ESPP shall terminate immediately following the New Exercise Date (or Exercise Date) described in subsection (i), (iii) no participant may increase his or her contribution election under the 2011 ESPP at or following the date hereof, (iv) no individual who is not currently a participant in the 2011 ESPP as of the date hereof may enroll or otherwise become a participant in the 2011 ESPP at or following the date hereof, (v) the 2011 ESPP shall be suspended immediately following the New Exercise Date (or Exercise Date) described in subsection (i) with respect to the current Offering Period until the earlier of (x) the consummation of the Offer and (y) the termination of this Agreement in accordance with its terms, and (vi) the 2011 ESPP shall terminate immediately following the consummation of the Offer.

(b) For all purposes (including purposes of vesting, seniority and eligibility to participate) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (including leave and paid time off) (the “New Plans”), Parent shall use reasonable best efforts to provide that each Company Employee, subject to applicable law and applicable Tax qualification requirements, (i) be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to receive credit for such service pursuant to the applicable Company Plan and (ii) receive credit for deductible payments and out-of-pocket and co-payments made, under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to receive credit for such deductible payments and out-of-pocket and co-payments made under such Company Plan; provided, that the foregoing shall not apply with respect to benefit accrual under any plan or to the extent that its application would result in a duplication of benefits.

(c) For a period of twelve (12) months immediately following the Closing, Parent shall, and shall cause the Surviving Corporation, to provide to Company Employees, to the extent they remain employed as an employee by an affiliate of Parent during such twelve (12) month period, with (i) base salary and bonus opportunities at an aggregate level equal to that provided prior to the Closing and (ii) eligibility to participate in New Plans (excluding equity plans or programs) on the same basis as similarly situated employees of Parent after taking into account the crediting for service and deductible payments described in Section 7.11(b).

(d) For a period commencing on the Closing through December 31, 2014, Parent shall, and shall cause the Surviving Corporation, to provide to Company Employees, to the extent they remain employed by an Affiliate of Parent during such period:

(i) continuation of the benefits provided by Company pursuant to Company Plans prior to Closing on the same terms of such Company Plan; and

(ii) eligibility to participate in the Company’s 401(k) Plan and for a matching contribution from the Surviving Company consistent with the matching contribution of Company during 2013.

(e) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Option Plans and Company Plans, as applicable, will occur at the Effective Time.

(f) The Company shall not communicate to current or former Company employees, regarding any matters discussed in this Section 7.11 without the consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned. The Company will cause its officers and the members of the Company Board not to make any formal, oral communications to current or former Company employees that are inconsistent with the provisions of this Section 7.11.

(g) Parent shall and shall cause the Surviving Corporation to continue the Company’s 401(k) Plan at least through December 31, 2014.

(h) Nothing contained in this Agreement, express or implied, shall (i) be treated as the adoption of, or undertaking to adopt, any benefit plan, (ii) obligate Parent, the Company, the Surviving Corporation or any of their respective Affiliates to retain the employment of any particular employee, (iii) constitute or create or be deemed to constitute or create an employment agreement, or (iv) confer any rights or benefits on any Person other than the parties to this Agreement and their permitted assigns.

7.12 Directors and Officers Indemnification and Insurance.

(a) Without limiting any additional rights that any director or officer may have under any employment or indemnification agreement in effect on the date hereof, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (the “Indemnitors”) shall: (i) indemnify and hold harmless each person who is at the date of this Agreement or during the period from the date of this Agreement through the Closing Date serving as a director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom, and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance (provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law) to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Indemnitors pursuant to this Section 7.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who continues to be or who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date of this Agreement and shall inure to the benefit of such person’s heirs, executors and personal and legal Representatives. As used in this Section 7.12(a): (A) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any party hereto, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, whether civil, criminal, administrative, investigative or other, including any arbitration, mediation or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party in his or her capacity as a director or officer of the Company or any of its Subsidiaries at or prior to the Effective Time, and (B) the term

“Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges and costs of enforcing this Section 7.12) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless (i) such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not contain any continuing restrictions on such Indemnified Party or (ii) such Indemnified Party otherwise consents thereto (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company’s Articles of Organization or its Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries identified on Section 7.12(b) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company’s Articles of Organization and Bylaws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees or agents, unless such modification shall be required by law and then only to the minimum extent required by law.

(d) The Surviving Corporation shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance and fiduciary liability coverage maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions; provided, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured (provided, that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time), (ii) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.12(d) more than an amount per year of coverage equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company for such insurance; provided, further that, with the consent of the Company, prior to the earlier of (x) the Effective Time and (y) such time as Parent’s or Merger Sub’s designees constitute a majority of the Company Board, the Surviving Corporation may purchase in lieu of the foregoing requirements a run-off or tail insurance policy, in each case, with reputable and financially sound carriers, with at least the same coverage and amounts containing terms and conditions that are substantially the same as, or more favorable than, those of the Company’s current policies, including deductibles and caps that are no less favorable to the Indemnified Parties than those in effect as of the date of this Agreement, covering acts or omissions occurring at or prior to the Effective Time, including in respect of the Transactions. In the event that, but for the first proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred fifty percent (250%) of the current annual premiums paid by the Company, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company. Parent shall, and shall cause the Surviving Corporation or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e) If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 7.12.

(f) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.12 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 7.12.

(g) This Section 7.12 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.12.

7.13 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of, and cooperate with Parent in connection with, any shareholder litigation or claim against the Company and/or its directors or officers relating to this Agreement or the Transactions; provided, that the Company may, in its sole discretion, enter into a settlement of any such shareholder litigation where the aggregate amount of any such settlements does not exceed $250,000 and does not involve the taking of any action other than the payment of monetary amounts; provided, further, that all obligations (other than consent to settlement) in this Section 7.13 shall be subject to the obligations of the Company under applicable laws relating to attorney-client communication and privilege.

7.14 Stock Exchange De-listing; Exchange Act De-registration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing.

7.15 Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Company Board and its compensation committee) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company prior to, on or after the date of this Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved or ratified as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act. For the avoidance of doubt, nothing contained in this Section 7.15 shall permit the Company to take any action that would be prohibited under any other provision of this Agreement, including under any covenant or negative covenant set forth in Section 7.1 or Section 7.2.

7.16 Directors.

(a) Promptly upon acceptance for payment of, and payment by Merger Sub for, any shares of the Company Common Stock pursuant to the Offer, the Parent or Merger Sub shall be entitled to designate, from time to time, such number of persons for election or appointment to the Company Board as will give Merger Sub representation on the Company Board equal to at least such number of directors, rounded up to the nearest whole number, that is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) a fraction (i) the numerator of which shall be the number of shares of the Company Common Stock so accepted for payment and paid for by Merger Sub plus the number of shares of the Company Common Stock otherwise owned by Parent or Merger Sub or any Subsidiary of Parent and (ii) the denominator of which shall be the number of shares of Company Common Stock outstanding, and the Company shall, at such time, cause Merger Sub’s designees to be so elected or appointed; provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three (3) directors who are directors on the date of this Agreement and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, further, that, in such event, if the number of Independent Directors shall be reduced below three (3) for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one (1) remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three (3) persons to fill such vacancies who will be independent for purposes of Rule 10A-3 under the Exchange Act and the applicable stock exchange requirements, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Company’s obligations under this Section 7.16 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to applicable law, the Company shall make commercially reasonable efforts to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub’s designees). In connection with the foregoing, the Company shall promptly, at the option of the Parent or Merger Sub, either increase the authorized number of directors of the Company Board or use reasonable efforts to obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above. At such time, the Company shall, if requested by Parent, take commercially reasonable efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the nearest whole number, on (A) each committee of the Company Board and (B) each board of directors of each of the Company’s Subsidiaries (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board in each case to the extent permitted by applicable law or the rules of the Nasdaq.

(b) Notwithstanding anything in this Agreement to the contrary, if Parent’s or Merger Sub’s designees constitute a majority of the Company Board prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors shall (in addition to the approval rights of the Company Board or the shareholders of the Company as may be required by the governing documents of the Company or applicable law) be required for the Company (i) to amend or terminate this Agreement, (ii) to extend the time of performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, or to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect the holders of shares of the Company Common Stock (other than Parent or Merger Sub), (iii) except as expressly provided herein, to amend any governing document of the Company in a manner that would reasonably be expected adversely to affect the holders of shares of the Company Common Stock (other than Parent or Merger Sub), or (iv) to take any other action or make any other determination of the Company Board under or in connection with this Agreement or the Transactions if such action would reasonably be expected adversely to affect the holders of shares of the Company Common Stock (other than Parent or Merger Sub). The Independent Directors shall have, and Parent shall cause the Independent Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Independent Directors, and the authority (acting as a committee of the Company Board, which hereby shall be deemed to be constituted) to institute any action on behalf of the Company to enforce performance of this Agreement.

7.17 Takeover Statutes. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover applicable law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer, the Top-Up Option, the Voting Agreements, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover applicable law inapplicable to the foregoing.

7.18 Financing Cooperation. The Company shall use commercially reasonable efforts to cooperate in connection with any financing sought to be obtained by Parent or any of its Affiliates in connection with effecting the Transactions as may be reasonably requested by Parent; provided, that nothing in this Section 7.18 shall affect or negate Parent’s representations and warranties contained in Section 6.4. Such cooperation by the Company and its Subsidiaries and their Representatives shall include, at the reasonable request of Parent, (i) participation in a reasonable number of meetings and due diligence sessions, (ii) furnishing Parent and its Representatives with all financial and other pertinent information regarding the Company or any of its Subsidiaries as may be reasonably requested by Parent, (iii) facilitating the execution and delivery at the Offer Closing of definitive documents related to any financing, (iv) facilitating the pledging of collateral in connection with any financing, including executing and delivering any customary collateral documents and other customary certificates and documents as may be reasonably requested by Parent (provided that no obligations of the Company or its Subsidiaries or its Representatives under any such documents or certificates shall be effective unless and until the Offer Closing occurs), and (v) obtaining customary payoff letters, redemption notices, releases of Liens and instruments of termination or discharge with respect to the Company’s indebtedness, including the indebtedness listed on Section 5.2(f) of the Company Disclosure Schedule. The Company hereby consents to the reasonable use of its logos in connection with any financing, provided that such logos are not used in a manner that intentionally harms or disparages the Company.

7.19 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any Actions, suits, claims, audits, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions;

(c) any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section (ii)(b) of the Offer Conditions not to be satisfied; and

(d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the condition set forth in Section (ii)(d) of the Offer Conditions not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 7.19 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the conditions hereof or the remedies available hereunder to the party receiving such notice.

ARTICLE 8

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

(a) if required by law and/or applicable stock exchange rule, the Company Shareholder Approval shall have been obtained in accordance with applicable law and/or stock exchange rule, the Articles of Organization and Bylaws of the Company;

(b) no Governmental Entity having jurisdiction over any party hereto shall have issued any order or other Action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no law shall have been enacted, entered, promulgated, issued or enforced by any court or other Governmental Entity which is in effect and has the effect of prohibiting, restraining or enjoining the consummation of the Merger;

(c) any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and the Company shall have received the other Required Statutory Approvals; and

(d) Merger Sub shall have previously accepted for payment all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer in accordance with the terms of this Agreement.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after the Company Shareholder Approval (if required by applicable law and/or stock exchange rule), only:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party:

(i) if the Acceptance Time shall not have occurred on or prior to 5:00 p.m., New York City time, on April 21, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or primarily resulted in, such purchase not occurring before such date; or

(ii) if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or primarily resulted in, such action by such Governmental Entity;

(c) by Parent, upon written notice to the Company, if:

(i) the Company breaches or fails to perform any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform would, individually, or in the aggregate, result in the failure of the conditions set forth in Section (ii)(b), Section (ii)(c) or Section (ii)(d) of the Offer Conditions and which breach (A) has not been cured by the earlier of (1) the Outside Date and (2) the date that is thirty (30) days following receipt of notice thereof to the Company or, (B) by its nature, cannot be cured within such period; provided that, at the time of delivery, Parent and Merger Sub are not then in material breach of their respective obligations under this Agreement; provided, further, that this Agreement may not be terminated pursuant to this Section 9.1(c)(i) if Merger Sub has accepted shares of the Company Common Stock for payment pursuant to the Offer; or

(ii) (A) an Adverse Company Recommendation Change shall have occurred, (B) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9, (C) the Company shall have failed to call or hold the Company Shareholders Meeting in accordance with Section 7.6 if required under applicable law in order to consummate the Merger, (D) the Company enters into any agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 7.4(b)), (E) a tender offer or exchange offer relating to the shares of the Company Common Stock shall have been commenced by a Third Party and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within three (3) Business Days after such tender offer or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer, or (F) the Company or the Company Board shall have publicly announced its intention to do any of the actions set forth in the foregoing clauses (A), (B), (C) or (D);

(d) by the Company, upon written notice to Parent, if

(i) subject to and in accordance with Section 7.4(d), the Company Board has accepted a Superior Proposal and the Company has paid any amounts due to Parent required under Section 9.2(b) and Section 9.2(c) in accordance with such section; or

(ii) Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or material covenants contained in this Agreement, which breach (A) would result in a Parent Material Adverse Effect and which has not been cured by the earlier of (1) the Outside Date or (2) the date that is thirty (30) days following receipt of notice thereof to Parent or, (B) by its nature, cannot be cured within such period; provided, that the Company is not then in material breach of its obligations under this Agreement; provided, further, that this Agreement may not be terminated pursuant to this Section 9.1(d)(ii) if Merger Sub has accepted shares of the Company Common Stock for payment pursuant to the Offer.

In the event of termination of this Agreement by either Parent or the Company, as provided in this Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Parent, Merger Sub, the Company or their respective officers or directors, except as provided in Section 9.2, and except that in the case of any such termination, Section 7.8(c), Section 7.9 (subject to Section 9.2(b)), this Section 9.1, Section 9.2 and Article 10 shall survive. Nothing in this Section 9.1 shall relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any action or omission that constitutes fraud.

9.2 Termination Payment; Expenses.

(a) In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the transactions contemplated by this Agreement, the Company agrees to pay a fee (the “Company Termination Fee”) to Parent in the amount of $3,030,250:

(i) if Parent terminates this Agreement pursuant to Section 9.1(c)(ii);

(ii) if (x) the Company or Parent terminates this Agreement pursuant to Section 9.1(b)(i) and (y) (A) prior to such termination the Company shall have made an Adverse Company Recommendation Change or an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company’s stockholders and not withdrawn and (B) within twelve (12) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal with the same party who made the Acquisition Proposal prior to such termination or an Acquisition Proposal with such party shall have been consummated, in which case the Company Termination Fee shall be paid contemporaneous with the entering into or consummation of a definitive agreement for, an Acquisition Proposal (provided, however, that for purposes of this clause (ii), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50.1%”); or

(iii) if the Company terminates this Agreement pursuant to Section 9.1(d)(i).

(b) If this Agreement is terminated pursuant to Section 9.1(c)(i) (but only if the breach or failure of performance that caused such termination is willful), Section 9.1(c)(ii), or Section 9.1(d)(i), then the Company shall pay Parent, without limiting any of the other obligations or liabilities of the Company under this Agreement, an amount equal to all of the documented out of pocket expenses (the “Termination Expenses”) of Parent within two (2) Business Days after delivery to the

Company of an itemization setting forth in reasonable detail all such reimbursable expenses; provided that the aggregate payments by the Company pursuant to this Section 9.2(b)(i) shall not exceed $600,000.

(c) The payment of the Company Termination Fee shall be made by wire transfer of immediately available funds by the Company within two (2) Business Days following the termination of this Agreement in the case of Section 9.2(a)(i), within two (2) Business Days of the event giving rise to the payment of the Company Termination Fee in the case of Section 9.2(a)(ii) and concurrently with the termination of this Agreement in the case of Section 9.2(a)(iii).

(d) Late Payments. If the Company fails to pay the Company Termination Fee as required pursuant to this Section 9.2 when due, (a) such fee shall accrue interest for the period commencing on the date such fee became past due through the date such fee is actually paid, at a rate equal to the Interest Rate and (b) the Company, shall also pay to Parent all of the Parent’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with all actions to collect the past due fee.

(e) Exclusive Remedy. The parties hereto acknowledge that (i) the provisions of this Section 9.2 are an integral part of the Transactions, (ii) the amount and basis for payment of the Company Termination Fee and the expense reimbursement obligation set forth in Section 9.2(a) and Section 9.2(b), as well as the payments required by Section 9.2(c) and Section 9.2(d), are reasonable and appropriate in all respects, (iii) without those provisions, the parties would not enter into this Agreement and (iv) if the Company Termination Fee and expense reimbursement becomes payable, the Company’s payment of the Company Termination Fee and expense reimbursement shall together constitute the sole and exclusive remedy of Parent and Merger Sub for damages under this Agreement, except in the case of fraud or willful breach.

9.3 Amendment. This Agreement may not be amended except by action taken by the parties’ respective boards of directors or pursuant to authority granted by such boards of directors and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE 10

GENERAL PROVISIONS

10.1 Non-Survival. None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto. None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 10.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub to:

Engility Corporation

3750 Centerview Drive

Chantilly, Virginia 20151

Attention: Thomas O. Miiller

Fax: (703) 708-5703

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attention: Ryan D. Thomas

Fax: 615-742-2778

If to Company, to:

Dynamics Research Corporation

Two Tech Drive

Andover, Massachusetts 01810-2434

Attention: Chief Executive Officer

Fax: (978) 289-1887

with copies to (which shall not constitute notice) to:

Holland & Knight LLP

1600 Tysons Boulevard, Suite 700

McLean, Virginia 22102

Attention: William J. Mutryn and Jonathan F. Wolcott

Fax: 703-720-8610

and

Nixon Peabody LLP

437 Madison Avenue

New York, NY 10022

Attention: Richard F. Langan, Jr.

Fax: 212-940-3111

All such communications shall be deemed to have been duly given: (i) in the case of a notice delivered by hand, when personally delivered, (ii) in the case of a notice sent by facsimile, upon transmission subject to electronic confirmation of receipt and (iii) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

10.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation, (iii) reference to any Article or Section means such Article or Section hereof; (iv) whenever this Agreement indicates that the Company has “made available,” “provided” or “delivered” any document to Parent or Merger Sub, such statement is to be deemed to be a statement that such document was (A) delivered to Parent or Merger Sub with acknowledged written receipt thereof or (B) made available (with separate written notice to Parent or Merger Sub) for viewing online on the electronic data site maintained by the Company in connection with the Transactions at least two (2) Business Days prior to the date of this Agreement; and (v) references in this Agreement to actions taken in the “ordinary course” or “ordinary course of business” shall be deemed to refer to an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person in the normal day-to-day operations of such Person. The parties have participated jointly in negotiating and drafting this Agreement, and therefore no provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

10.4 Entire Agreement. This Agreement (including the exhibits and annexes hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, and the other documents and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.5 Assignment. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, however, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub. Any assignment in violation of the foregoing shall be null and void.

10.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

10.7 Jurisdiction. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 10.7 is intended to waive the right of any party to remove any such Action or proceeding commenced in any such state court in the State of Delaware to an appropriate federal court in the State of Delaware to the extent the basis for such removal exists under applicable law. The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in Section 10.2, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

10.8 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Relevant Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

(b) Subject to the last paragraph of Section 9.1, the Company may pursue any other remedy available to it at law or in equity, including monetary damages, in the event of the willful breach by Parent or Merger Sub of this Agreement or fraud on the part of Parent or Merger Sub, which damages Parent and Merger Sub agree shall not be limited to reimbursement of expenses or out-of-pocket costs; provided, that it is agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company’s stockholders (or any party acting on their behalf other than the Company) the ability to seek (whether in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s stockholders under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable laws of agency or the laws relating to the rights and obligations of third party beneficiaries. For the avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its stockholders, shall exclusively belong to the Company (acting expressly through its Company Board) in its sole discretion.

(c) The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

10.9 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic data file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

10.10 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for Section 7.12 hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person other than the parties hereto and their respective permitted successors and assigns any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.11 Severability. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.12 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE TRANSACTIONS, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.13 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.4 or Exhibit B without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of such parties. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

Parent:

ENGILITY CORPORATION

By:	/s/ Anthony Smeraglinolo
Name:	Anthony Smeraglinolo
Title:	President and Chief Executive Officer

Merger Sub:

ENGILITY SOLUTIONS, INC.

By:	/s/ Michael J. Alber
Name:	Michael J. Alber
Title:	President

The Company:

DYNAMICS RESEARCH CORPORATION

By:	/s/ James P. Regan
Name:	James P. Regan
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

List of Schedules Omitted from the Merger Agreement

Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the merger agreement included in this Annex A have been omitted. A list briefly identifying the contents of the omitted schedules is set forth below. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

Company Disclosure Schedule

5.2(a)	Capitalization

5.2(b)	Capitalization

5.2(c)	Outstanding Record Holders

5.2(f)	Liabilities for Indebtedness

5.3(a)	Corporate Organization

5.3(b)	Subsidiaries

5.4(b)	Non-Contravention

5.4(c)	Consents and Approvals

5.5	SEC Matters

5.6	Absence of Undisclosed Liabilities

5.7	Absence of Certain Changes of Events

5.8	Litigation

5.9	Violations of Law

5.11	Compliance with Agreements

5.12	Taxes

5.13(a)	Company Plans

5.13(b)	Company Plans Not Made Available to Parent

5.13(c)	ERISA

5.13(e)	Plan Compliance

5.13(f)	Acceleration or Increase in Benefits

5.13(g)	Claims with Respect to Company Plans or Employment

5.13(j)	409A Compliance

5.13(l)	Severance Plans

5.14	Labor; Employment Matters

5.15	Real Estate

5.16	Environmental Matters

5.17(a)	Contracts

5.17(d)	Breach of Contract

5.18(a)(i)	Intellectual Property Rights

5.18(a)(ii)	Material Licenses and Sublicenses for Intellectual Property

5.18(b)	Intellectual Property

5.18(c)	Intellectual Property

5.18(d)	Intellectual Property

5.20	Government Contracts

5.22	Advisors’ Fees

5.25	Insurance

7.1	Conduct of Business

7.2	Company Forbearances

7.7(a)	Agreement to Cooperate

EXHIBIT A:

DEFINITIONS

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that (i) an Acceptable Confidentiality Agreement shall contain a “standstill” or similar covenant and (ii) an Acceptable Confidentiality Agreement may include other provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

“Acceptance Time” has the meaning assigned to such term in Section 1.1(c).

“Action” means any claim, action, suit, proceeding, litigation, arbitration, mediation, audit or other investigation.

“Acquisition Proposal” means any bona fide unsolicited proposal, inquiry or offer (other than by Parent or any of its Affiliates) for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any of its Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or any of its Subsidiaries representing 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the consolidated revenues or earnings of the Company are attributable, (c) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the voting power of the outstanding shares of Company Common Stock, or (d) any combination of the foregoing; provided, however, that the term “Acquisition Proposal” shall not include (i) the Transactions or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its Subsidiaries or among its Subsidiaries.

“Adverse Company Recommendation Change” has the meaning assigned to such term in Section 7.4(a).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning assigned to such term in the Preamble.

“Articles of Merger” has the meaning assigned to such term in Section 2.2.

“Articles of Organization” means the articles of organization of the Company, as amended and restated.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Boston, MA are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended and restated.

“Certificates” has the meaning assigned to such term in Section 4.1(a).

Ex. A-1

“Classified Contracts” means those certain agreements by and between the Company or any of its Subsidiaries, on the one hand, and certain departments and agencies of the United States Government, on the other hand, which agreements contain security and confidentiality obligations preventing the Company or any of its Subsidiaries from disclosing their nature and terms to any party.

“Claim” has the meaning assigned to such term in Section 7.12(a).

“Clearance Date” has the meaning assigned to such term in Section 7.6(b).

“Closing” has the meaning assigned to such term in Section 2.3.

“Closing Date” has the meaning assigned to such term in Section 2.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the Preamble.

“Company Balance Sheet” has the meaning assigned to such term in Section 5.6.

“Company Board” has the meaning assigned to such term in the Recitals.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.4(d).

“Company Common Stock” has the meaning assigned to such term in the Recitals.

“Company Disclosure Schedule” has the meaning assigned to such term in the introduction to Article 5.

“Company Employees” means, with respect to the Company and its Subsidiaries, active employees and employees on any leave, secondment or furlough.

“Company Financial Advisor” has the meaning assigned to such term in Section 5.22.

“Company Insurance Policies” has the meaning assigned to such term in Section 5.25.

“Company IP Claim” has the meaning assigned to such term in Section 5.18(b).

“Company Plans” has the meaning assigned to such term in Section 5.13(a).

“Company Restricted Shares” has the meaning assigned to such term in Section 4.4(b).

“Company SEC Documents” has the meaning assigned to such term in Section 5.5(a).

“Company Securities” has the meaning assigned to such term in Section 5.2(b).

“Company Shareholder Approval” has the meaning assigned to such term in Section 5.4(e).

“Company Shareholders Meeting” has the meaning assigned to such term in Section 7.6(b).

“Company Stock Option” has the meaning assigned to such term in Section 4.4(a).

Ex. A-2

“Company Stock Option Plans” has the meaning assigned to such term in Section 4.4(a).

“Company Subsidiary Securities” has the meaning assigned to such term in Section 5.3(b).

“Company Termination Fee” has the meaning assigned to such term in Section 9.2(a).

“Confidentiality Agreement” means that certain letter agreement, dated as of October 4, 2013, by and between Parent and the Company, as the same may be amended from time to time.

“Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

“Contract Loss” has the meaning assigned to such term in Section 5.20(h).

“Control Time” has the meaning assigned to such term in Section 7.1.

“Current Government Contracts” has the meaning assigned to such term in Section 5.20(a).

“Dissenting Shares” has the meaning assigned to such term in Section 4.1(a).

“Dissenting Shareholders” has the meaning assigned to such term in Section 4.1(a).

“DOJ” has the meaning assigned to such term in Section 7.7(b).

“Effective Time” has the meaning assigned to such term in Section 2.2.

“Environmental Law” means any applicable federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“ESPP” has the meaning assigned to such term in Section 5.2(e).

“Exchange Act” has the meaning assigned to such term in Section 1.1(a).

“Exchange Agent” has the meaning assigned to such term in Section 4.2(a).

“Exchange Fund” has the meaning assigned to such term in Section 4.2(a).

“exchange rule” means the rules or regulations of any applicable United States securities exchange.

“Expenses” has the meaning assigned to such term in Section 7.12(a).

“Expiration Date” has the meaning assigned to such term in Section 1.1(a).

Ex. A-3

“Export Control Laws” has the meaning assigned to such term in Section 5.21(b).

“FAR” has the meaning assigned to such term in Section 5.20(k).

“Fairness Opinion” has the meaning assigned to such term in Section 5.23.

“Fairness Opinion Provider” has the meaning assigned to such term in Section 5.22.

“FTC” has the meaning assigned to such term in Section 7.7(b).

“Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than the Top-Up Option).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Government Bid” means any quotation, bid or proposal made by the Company or any Subsidiary of the Company for the sale of goods or the provision of services, which, if accepted or awarded, would lead to a Government Contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity. For purposes of clarity, a quotation, bid or proposal related or with respect to a Government Task Order shall not constitute a separate Government Bid for purposes of this definition, but shall be part of the Government Bid to which it relates.

“Government Contract” means any prime Contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, or other commitment or funding vehicle between the Company or any Subsidiary of the Company and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b). A Government Task Order shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Task Order” means any purchase order, delivery order, or task order under a Government Contract.

“Governmental Entity” means any government or any agency, branch, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, branch, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

Ex. A-4

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitors” has the meaning assigned to such term in Section 7.12(a).

“Indemnified Parties” has the meaning assigned to such term in Section 7.12(a).

“Independent Directors” has the meaning assigned to such term in Section 7.16(a).

“Information Statement” has the meaning assigned to such term in Section 5.4(c).

“Initial Expiration Date” has the meaning assigned to such term in Section 1.1(a).

“Intellectual Property Rights” has the meaning assigned to such term in Section 5.18(e).

“Interest Rate” means (x) the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the date that payment is due to the date of payment, plus (y) two percent (2.0%).

“Intervening Event” means a material event, development or change in circumstances that affects the business, assets or operations of the Company and was not known or reasonably foreseeable to the Company Board on the date hereof, which material event, development or change in circumstances, becomes known to the Company Board prior to the Acceptance Time.

“knowledge” means, with respect to the Company, the actual knowledge of, after reasonable inquiry with respect to the Person’s area(s) of responsibility for the Company, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Counsel, the Senior Vice President of Human Resources and the Vice President of Contracts of the Company, and, (ii) with respect to Parent or Merger Sub, the actual knowledge of any “officer” (as such term is defined in Rule 16a-1(f) under the Exchange Act) after reasonable inquiry with respect to such Person’s areas of responsibility for Parent or Merger Sub, as the case may be.

“laws” means all foreign, federal, state and local statutes, laws (common or otherwise), constitutions, treaties, conventions, ordinances, codes, regulations, rules, resolutions, orders, tariffs, determinations, writs, standards, injunctions, awards (including awards of any arbitrator), judgments, rulings and decrees applicable to the specified Person and to the businesses and assets thereof (including laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention).

“Leased Real Property” has the meaning assigned to such term in Section 5.15.

“Leases” has the meaning assigned to such term in Section 5.15.

“Letter of Transmittal” has the meaning assigned to such term in Section 4.2(b).

“Liens” means, with respect to any property or assets, any liens, pledges, encumbrances, mortgages, security interests, equities, options, rights of first refusal, charges or other claims of any nature whatsoever in respect of such property or asset.

“Material Adverse Effect” means any change, circumstance, fact, event, development or effect that has (or have) or would reasonably be expected to have, individually or in the aggregate, a material adverse

Ex. A-5

effect on (i) the business, financial condition (financial or otherwise), assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to timely perform its obligations under or consummate the Transactions contemplated by this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (A) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates or any governmental shutdown or slowdown, (B) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their respective businesses, (C) changes required by GAAP or changes required by law, rule or regulation or the regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which the Company and its Subsidiaries operate, or that result from any action taken for the purpose of complying with any such changes, (D) changes in or escalation of national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters (including acts of God, hurricanes, earthquakes, floods or other weather conditions) involving the United States occurring prior to, on or after the date of this Agreement, (E) the entry into or announcement of the Transactions or the consummation of the Transactions (including the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with suppliers, distributors, subcontractors or other business partners, and any impact on customers or employees, in each case to the extent caused by the pendency or the announcement of the Transactions), (F) the failure of the Company to be awarded any Contract in response to any bid or the failure of the Company to prevail in any existing or new bid protest or similar proceeding, (G) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (H) a change in the trading prices or volume of the Company Common Stock, (I) actions taken (or omitted to be taken) at the written request of Parent, except that in the case of each of clauses (A), (B), (C) and (D) to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate; and provided that in the case of clauses (G) and (H), such clauses shall not prevent a party from asserting that any fact, circumstance, change, development, event, occurrence or effect that may have contributed to any such changes independently constitutes or contributed to a Material Adverse Effect. Notwithstanding anything to the contrary herein, the following shall be deemed to be a “Material Adverse Effect” hereunder: (i) the pendency following the date hereof of a formal action or proceeding by a Governmental Entity against the Company for suspension or debarment from participation in the award of contracts with any Governmental Entity, or (ii) any indictment or criminal charges filed by a Governmental Entity against the Company following the date hereof.

“Material Contract” has the meaning assigned to such term in Section 5.17(a).

“MBCA” has the meaning assigned to such term in the Recitals.

“Merger” has the meaning assigned to such term in the Recitals.

“Merger Sub” has the meaning assigned to such term in the Preamble.

“Minimum Tender Condition” has the meaning assigned to such term in Exhibit B.

“Nasdaq” has the meaning assigned to such term in Section 5.4(c).

“New Plans” has the meaning assigned to such term in Section 7.11(b).

Ex. A-6

“NISPOM” has the meaning assigned to such term in Section 5.20(l).

“OCI” has the meaning assigned to such term in Section 5.20(k).

“Offer” has the meaning assigned to such term in the Recitals.

“Offer Closing” has the meaning assigned to such term in Section 1.1(c).

“Offer Conditions” has the meaning assigned to such term in Section 1.1(a).

“Offer Documents” has the meaning assigned to such term in Section 1.1(b).

“Offer Price” has the meaning assigned to such term in the Recitals.

“Outside Date” has the meaning assigned to such term in Section 9.1(b)(i).

“Parent” has the meaning assigned to such term in the Preamble.

“Parent Material Adverse Effect” means any change, circumstance, fact, event or effect that would reasonably be expected to prevent, or materially hinder or delay, Parent or Merger Sub from consummating the Transactions.

“Permits” has the meaning assigned to such term in Section 5.10.

“Permitted Liens” means, as to any Person (a) Liens disclosed on the Company Balance Sheet provided to Parent, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Person’s books in accordance with GAAP principles, (c) Liens which do not secure indebtedness or other liabilities or obligations in excess of $50,000 individually or $150,000 in the aggregate and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

“Per Share Merger Consideration” has the meaning assigned to such term in Section 4.1(a).

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

“Preferred Bidder Status” has the meaning assigned to such term in Section 5.20(c).

“Preferred Stock” has the meaning assigned to such term in Section 5.2(a).

“Protected Health Information” has the meaning assigned to such term in Section 5.20(r).

“Proxy Statement” has the meaning assigned to such term in Section 5.4(c).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

Ex. A-7

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Relevant Courts” has the meaning assigned to such term in Section 10.7.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, Affiliates, attorneys, accountants, investment bankers, consultants, financial advisers or other agents or representatives.

“Required Statutory Approvals” means, collectively, (a) any filings by Parent and Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations and, if applicable, the expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations and (b) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts in connection with the Merger.

“Rights Agent” means the American Stock Transfer and Trust Company, LLC.

“Rights Agreement” has the meaning assigned to such term in the Recitals.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 5.5(a).

“Schedule 14D-9” has the meaning assigned to such term in Section 1.2(b).

“SEC” has the meaning assigned to such term in the introduction to Section 1.1(a).

“Securities Act” has the meaning assigned to such term in Section 1.3(d).

“Shares” has the meaning assigned to such term in Section 4.1(a).

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, fifty percent (50%) or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means a bona fide, written Acquisition Proposal for at least 50% of the outstanding shares of Company Common Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any financing conditions associated with the proposal, the identity of the Person making the proposal, any break-up fees, expense reimbursement provisions, expected timing and other conditions to consummation, are more favorable to the Company’s stockholders than as provided hereunder (after taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 7.4(d)), which the Company Board determines in good faith is reasonably likely to be consummated on the terms proposed.

“Surviving Corporation” has the meaning assigned to such term in Section 2.1.

Ex. A-8

“Tax Return” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes (including any schedule or attachment thereto or amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security (or similar), disability, registration, value added, ad valorum, stamp, alternative or add-on minimum, amusement, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, capital stock, environmental, natural resource, unclaimed property or escheatment (whether or not considered a tax under applicable law), fees and charges, windfall profits, severance, customs, duties, import, export, unemployment, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Expenses” has the meaning assigned to such term in Section 9.2(b).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than, in the case of the Company, Parent or any of its Affiliates and, in the case of Parent, the Company or any of its Affiliates.

“Top-Up Notice” has the meaning assigned to such term in Section 1.3(c).

“Top-Up Option” has the meaning assigned to such term in Section 1.3(a).

“Top-Up Shares” has the meaning assigned to such term in Section 1.3(a).

“Transactions” has the meaning assigned to such term in the Recitals.

“Voting Agreements” has the meaning assigned to such term in the Recitals.

“2011 ESPP” has the meaning assigned to such term in Section 7.11(a).

Ex. A-9

EXHIBIT B

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer unless by the expiration of the Offer (as it may be extended in accordance with Article 1 of this Agreement), (i) there shall have been validly tendered and not withdrawn that number of shares of the Company Common Stock that, together with shares of the Company Common Stock already owned by Parent and Merger Sub would represent at least a two-thirds majority of the Fully Diluted Shares at such time (such number of shares, the “Minimum Tender Condition”), and (ii) each of the following conditions shall have occurred and be continuing as of any Expiration Date:

(a) (i) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including, any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Offer or the Merger, by any Governmental Entity) enjoining or otherwise preventing or prohibiting the consummation of the Offer, the Top-Up Option (in the event that the exercise of the Top-Up Option is necessary) or the Merger, or making the Merger, Offer or Top-Up Option (in the event that the exercise of the Top-Up Option is necessary) illegal, shall be in effect, nor (ii) shall any suit, action or proceeding be existing or pending by any Governmental Entity seeking any of the consequences referenced in the immediately prior clause (i);

(b) The representations and warranties of the Company (i) set forth in: Section 5.2(a), 5.2(b), 5.2(d) and 5.2(f) (except in each such case for de minimis exceptions); Section 5.3(b); Section 5.7(iii); Section 5.13(f) (to the extent of transaction, retention or severance payments or benefits); Section 5.13(l); Section 5.19; Section 5.22; and Section 5.23 shall be true and correct in all respects, (ii) set forth in: Section 5.1; Section 5.3(a); Section 5.4(a); and Section 5.4(d) shall be true and correct in all material respects, and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) and clause (ii) of this paragraph (b), shall be true and correct (disregarding for purposes of this clause (iii) all qualifications or limitations set forth in any representations or warranties as to “materiality” or “Material Adverse Effect” and words of similar import therein), in each such case, as of the date of the Agreement and as of the Acceptance Time as if made at and as of such date, except, with respect to clause (i), clause (ii) and clause (iii), to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date; provided, however, that notwithstanding anything contained herein to the contrary, the condition set forth in clause (iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(c) No events, occurrences, developments or state of circumstances, changes, facts or conditions shall have occurred since the date of this Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

(d) The Company shall have performed and complied with, in all material respects, its obligations, agreements and covenants to be performed or complied with by it under this Agreement or shall have cured any such breach, failure to perform or noncompliance to Parent’s reasonable satisfaction;

Ex. B-1

(e) The Company shall have delivered to Parent a certificate signed by the Company’s chief executive officer or another senior officer of the Company (solely in such individual’s capacity as an officer of the Company) certifying that the applicable conditions specified in clauses (b), (c) and (d) of this Exhibit B have been satisfied by the Company;

(f) This Agreement shall not have been terminated in accordance with its terms; and

(g) Any waiting period under the HSR Act shall have expired or been terminated.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, and (other than the Minimum Tender Condition) may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Ex. B-2